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                                                                       Exhibit 2

                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                               DAYCO PRODUCTS, LLC
                         AND THE OTHER SELLERS SET FORTH
                          ON THE SIGNATURE PAGES HERETO

                                AS THE "SELLERS"


                                       AND


                         CARLISLE COMPANIES INCORPORATED

                                   AS "BUYER"


                           DATED AS OF AUGUST 10, 2001
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I. DEFINITIONS.........................................................1

         1.1      Defined Terms................................................1
         1.2      Other Defined Terms.........................................12
         1.3      The Parties' Knowledge......................................13

ARTICLE II. PURCHASE AND SALE OF ASSETS.......................................14

         2.1      Transfer of Assets..........................................14
         2.2      Assumption of Liabilities...................................14
         2.3      Purchase Price..............................................15
         2.4      Calculation of Estimated Purchase Price.....................16
         2.5      Post-Closing Adjustment.....................................16
         2.6      Closing Costs; Transfer Taxes and Fees......................19

ARTICLE III. CLOSING..........................................................20

         3.1      Closing.....................................................20
         3.2      Deliveries at Closing.......................................20
         3.3      Consents to Assignment......................................22

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS.....................23

         4.1      Organization................................................24
         4.2      Authorization...............................................24
         4.3      Absence of Certain Changes or Events........................25
         4.4      Assets; Sold Subsidiary; Spanish Subsidiary.................27
         4.5      Facilities..................................................27
         4.6      Contracts and Commitments...................................29
         4.7      Permits.....................................................30
         4.8      No Conflict or Violation; Consents and Approvals............31
         4.9      Financial Statements; Undisclosed Liabilities...............31
         4.10     Litigation..................................................32
         4.11     Compliance with Law.........................................32
         4.12     Intellectual Property.......................................32
         4.13     Seller Plans................................................33
         4.14     Tax Matters.................................................35
         4.15     Environmental Matters.......................................37
         4.16     No Brokers or Finders.......................................39
         4.17     Product Warranty............................................39
         4.18     Customers, Distributors and Suppliers.......................39
         4.19     Insurance...................................................40
         4.20     Labor Relations.............................................40
         4.21     Employees...................................................40


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         4.22     Accounts Receivable.........................................41
         4.23     Inventories.................................................41
         4.24     Bank Account; Powers of Attorney............................41
         4.25     Certain Payments............................................42
         4.26     Books and Records...........................................42

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER............................42

         5.1      Organization of Buyer.......................................42
         5.2      Authorization...............................................42
         5.3      No Conflict or Violation; Consents and Approvals............43
         5.4      No Brokers or Finders.......................................42
         5.5      Financing...................................................43

ARTICLE VI. COVENANTS OF THE SELLERS AND BUYER................................43

         6.1      Further Assurances..........................................43
         6.2      No Solicitation.............................................44
         6.3      Notification of Certain Matters.............................44
         6.4      Access by Buyer.............................................45
         6.5      Conduct of Business.........................................45
         6.6      Employee Matters............................................47
         6.7      Intercompany Amounts........................................55
         6.8      Insurance Matters...........................................55
         6.9      [Intentionally Omitted].....................................57
         6.10     No Additional Representations and Warranties................57
         6.11     Disclaimer of Estimates and Projections.....................57
         6.12     Non-competition with Buyer..................................57
         6.13     Non-competition with the Sellers............................59
         6.14     Release of Bank Lien and Other Encumbrances.................60
         6.15     [Intentionally Omitted].....................................60
         6.16     Removal of TCI Equipment....................................61
         6.17     Further Assurances Relating to the Sold Subsidiary
                  and the Spanish Subsidiary..................................61

ARTICLE VII. CONDITIONS TO SELLER'S OBLIGATIONS...............................61

         7.1      Representations, Warranties and Covenants...................61
         7.2      No Laws or Governmental Orders..............................61
         7.3      Other Agreements............................................61
         7.4      Deliveries..................................................62

ARTICLE VIII. CONDITIONS TO BUYER'S OBLIGATIONS...............................62

         8.1      Representations, Warranties and Covenants...................62
         8.2      No Law or Governmental Orders...............................62
         8.3      Other Agreements............................................62
         8.4      FIRPTA Affidavit............................................62


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         8.5      Accounts....................................................62
         8.6      Deliveries..................................................63
         8.7      Release of Encumbrances.....................................63

ARTICLE IX. POST-CLOSING COVENANTS............................................63

         9.1      Collection of Accounts Receivable...........................63
         9.2      Books and Records...........................................63
         9.3      Survival of Representations, Etc............................63
         9.4      Indemnification.............................................64
         9.5      Limitations on Indemnification..............................65
         9.6      Indemnification for Taxes...................................67
         9.7      Bulk Sales Laws.............................................68
         9.8      Non-Solicitation of Employees...............................68
         9.9      Spanish Subsidiary Environmental Remediation................68

ARTICLE X. MISCELLANEOUS......................................................69

         10.1     Termination.................................................69
         10.2     Assignment..................................................69
         10.3     Notices.....................................................70
         10.4     Governing Law...............................................71
         10.5     Entire Agreement; Amendments and Waivers....................71
         10.6     Counterparts................................................71
         10.7     Expenses....................................................71
         10.8     Severability................................................72
         10.9     Titles; Gender..............................................72
         10.10    Publicity...................................................72
         10.11    Exhibits and Schedules; Construction of Certain Provisions..72
         10.12    Cumulative Remedies.........................................72
         10.13    Service of Process, Consent to Jurisdiction.................73


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                                    EXHIBITS

EXHIBIT A     -   Excluded Assets

EXHIBIT B-1   -   Form of Intellectual Property Agreement

EXHIBIT B-2   -   Form of Intercompany Leases

EXHIBIT B-3   -   Form of Software License Agreement

EXHIBIT B-4   -   Form of Supply Agreements

EXHIBIT B-5   -   Form of Transition Services Agreement

EXHIBIT C     -   Allocation of Purchase Price

EXHIBIT D-1   -   Form of Deed

EXHIBIT D-2   -   Form of Bill of Sale

EXHIBIT E-1   -   Form of Assignment of Leases

EXHIBIT E-2   -   Form of Assignment of Contract

EXHIBIT E-3   -   Form of Assignment of Intellectual Property

EXHIBIT F     -   Form of Assumption Agreement

EXHIBIT G-1   -   Form of Opinion of Latham & Watkins

EXHIBIT G-2   -   Form of Opinion of Lippes, Silverstein, Mathias & Wexler LLP

EXHIBIT G-3   -   Form of Opinion of Steven J. Ford


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                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT, dated as of August 10, 2001 (this "AGREEMENT"), is by and among DAYCO PRODUCTS, LLC, a Delaware limited liability company, and the other Sellers set forth on the signature pages hereto, in each case with offices at c/o Mark IV Industries, Inc., One Towne Centre, 501 John James Audubon Parkway, Amherst, New York 14226-0810, and Carlisle Companies Incorporated, a Delaware corporation with offices at 15800 John J. Delaney Drive, Suite 350, Charlotte, North Carolina 28277 ("BUYER").

                                    RECITALS

                  WHEREAS, the Sellers own certain assets which are used in the operation of the Industrial Power Transmission Business (as defined below).

                  WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement.

                                    AGREEMENT

                  NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I.
                                   DEFINITIONS

                  1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                  "ACCOUNTING PRINCIPLES" shall mean GAAP, as modified or clarified by, and subject to, the statements, principles, exceptions and qualifications identified on SCHEDULE 1.1(a).

                  "ACTION" shall mean any action, Claim, suit, litigation, proceeding or investigation.

                  "AFFILIATE" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "ANCILLARY AGREEMENTS" shall mean, collectively, (a) the Intercompany Leases, (b) the Intellectual Property Agreement, (c) the Transition Services Agreement, (d) the Supply Agreements and (e) the Software License Agreement.
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                  "AUTOMOTIVE AFTERMARKET BUSINESS" shall mean the sale of
products to customers operating in the automotive aftermarket for replacement parts (other than those parts produced by original equipment suppliers) as conducted on the Closing Date at the Sellers' facility located in Tulsa, Oklahoma.

                  "AUTOMOTIVE POWER TRANSMISSION BUSINESS" shall mean the business of manufacturing, distributing and/or selling products such as rubber belts, tensioners and pulleys, which are used to transfer power to accessory and camshaft drive systems for use in cars, light trucks and other on-road vehicles up to and including Class 8, and for use on engines of up to 1,000 horse power (other than in connection with the Transferred CVT Business).

                  "BUYER ERISA AFFILIATE" shall mean with respect to Buyer, any other person that, together with Buyer, would be treated as a single employer under Code Section 414.

                  "BUYER'S EXCLUSIVE MARKET" shall mean the market for CVT Products sold (a) for use in vehicles designed primarily for off-road uses, including, but not limited to, snowmobiles, golf carts, all-terrain vehicles, lawn and grounds vehicles, recreation vehicles, agricultural vehicles, forestry vehicles, mining vehicles, construction vehicles and any other vehicles manufactured for similar uses or (b) for use in stationary industrial machinery and equipment.

                  "CLAIM" shall mean any claim, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any person.

                  "CLOSING NET ASSETS" shall mean the Net Assets of the Industrial Power Transmission Business at the Closing Date as reflected on (or calculable from) the Closing Date Statement of Net Assets.

                  "CODE" shall mean the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "CONFIDENTIALITY AGREEMENT" shall mean that certain confidentiality agreement dated November 10, 2000 by and between Buyer and SG Advisers on behalf of the Sellers.

                  "CONTROL" (including its correlative meanings "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of securities or partnership or other interests, by contract or otherwise.

                  "CREDIT AGREEMENT" shall mean that certain Credit Agreement, dated as of September 14, 2000, by and among MIV Holdings S.A., MIV Acquisition Corporation, Dayco Products, LLC, certain subsidiaries of Sellers, the lenders and financial institutions from time to time party thereto, and The Chase Manhattan Bank, as Administrative Agent.

                  "CVT PRODUCTS" shall mean continuously variable transmission belts designed to accommodate a wide range of speed ratios through the use of sheave faces that move apart and allow the belt to move up and down in the sheave to create speed ratio changes.


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                  "DISCLOSURE SCHEDULE" shall mean the disclosure schedule
delivered by the Sellers to Buyer on the date hereof which sets forth certain exceptions to the representations and warranties contained in Article IV hereof. Each reference in this Agreement to any numbered Schedule is a reference to that numbered Schedule in the Disclosure Schedule.

                  "ENCUMBRANCE" shall mean any lien, pledge, charge, easement or other security interest.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" shall mean any entity that is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, a Seller, the Sold Subsidiary or the Spanish Subsidiary as defined in Section 414(b), (c), (m) or (o) of the Code.

                  "ESTIMATED NET ASSETS" shall mean the Net Assets of the Industrial Power Transmission Business reflected on (or calculable from) the Estimated Statement of Net Assets.

                  "ESTIMATED STATEMENT OF NET ASSETS" shall mean the unaudited statement of the Net Assets of the Industrial Power Transmission Business as of June 30, 2001, prepared in accordance with the Accounting Principles and containing a statement of the Estimated Net Assets (or from which the Estimated Net Assets can be calculated), a copy of which is attached as SCHEDULE 1.1(b).

                  "EXCLUDED ASSETS," shall mean the following assets of the Sellers relating to the Industrial Power Transmission Business, which, notwithstanding any other provision of this Agreement, are expressly excluded from the Industrial Power Transmission Assets and are not to be acquired by Buyer pursuant to this Agreement: (a) all cash and cash equivalents other than as set forth on the Closing Date Statement of Net Assets (including without limitation, the Cash Balance); (b) all Permits, to the extent not transferable;
(c) all of the Sellers' rights and remedies pursuant to this Agreement and the Ancillary Agreements; (d) all Intellectual Property of the Sellers except (i) Intellectual Property expressly included as Transferred Intellectual Property and (ii) all rights granted to Buyer with respect to Licensed Intellectual Property; (e) all assets of the Sellers or any affiliate thereof that are not Industrial Power Transmission Assets; (f) all assets of the Sellers the benefits of which are to be provided to Buyer in accordance with the terms of the Ancillary Agreements; (g) except as set forth in Section 6.6 hereof, all assets held by any Seller Plan; (h) any refunds or credits or claims for refunds or credits relating to the payment of Taxes for Tax periods ending on or before the Closing Date; (i) all receivables of the Spanish Subsidiary with respect to the environmental remediation described on SCHEDULE 1.1(c) hereto; and (j) the other assets set forth on EXHIBIT A attached hereto.

                  "EXISTING SUPPLY AGREEMENTS" shall mean, collectively, the agreements listed on SCHEDULE 1.1(d) hereto, with respect to the supply of certain products between the Industrial Power Transmission Business and the supplier or purchaser party thereto, as each such agreement may be amended, modified or otherwise supplemented from time to time.


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                  "FACILITIES" shall mean, collectively, the Owned Real Property and the Leased Real Property. For purposes of Section 4.15 only, the term shall also include any Owned Real Property or Leased Real Property interest formerly owned or operated by any Seller, the Sold Subsidiary, the Spanish Subsidiary or any predecessor person.

                  "FACILITY LEASES" shall mean, collectively, the Intercompany Leases and the Third Party Leases.

                  "FINANCIAL STATEMENTS" shall mean, collectively, (a) the Interim Statement of Net Assets, (b) the unaudited statement of Net Assets at May 31, 2001, and (c) the unaudited income statement of the Industrial Power Transmission Business for the twelve months ending February 28, 2001 and the three months ending May 31, 2001, in each case prepared in accordance with the Accounting Principles, copies of which statements are attached as SCHEDULE 4.9.

                  "FIXTURES AND EQUIPMENT" shall mean all of the equipment, furniture, fixtures, furnishings, machinery, vehicles, automobiles, trucks, spare parts, supplies, machinery, tooling, molds, patterns, dies and other tangible personal property owned by the Sellers and used primarily in connection with the Industrial Power Transmission Business, and shall in any event include all equipment, computers and other information technology equipment, phone systems, furniture, fixtures, furnishings, machinery, vehicles, automobiles, trucks, spare parts, supplies, tooling, molds, patterns, dies and other tangible personal property located at the Facilities.

                  "GAAP" shall mean United States generally accepted accounting principles.

                  "GOVERNMENTAL AUTHORITY" shall mean any court, government (federal, state, local, foreign or multinational) or other regulatory, administrative or governmental agency or authority.

                  "GOVERNMENTAL ORDER" shall mean any judgment, decision, consent decree, injunction, ruling, writ or order of or entered by any Governmental Authority that is binding on any person or its property under applicable Law.

                  "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "INCOME TAXES" shall mean all taxes (including franchise taxes), charges, fees, levies or other assessments imposed by any Taxing Authority and based on or measured solely with respect to net income or profits, including any interest, penalties or additions attributable or imposed with respect thereto.

                  "INDUSTRIAL POWER TRANSMISSION ASSETS" shall mean all of the right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, used primarily in connection with the Industrial Power Transmission Business as a going concern that are owned by the Sellers or in which the Sellers have any direct or indirect interest, including, without limitation, all of the Sellers' right, title and interest in and to the following:

                           (a) all accounts and notes receivable (other than
                  intercompany accounts and notes receivable);


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                           (b) all Industrial Power Transmission Contracts, to
                  the extent assignable and provided any such Contract that is listed on SCHEDULE 4.6 is not identified thereon as being retained by Sellers;

                           (c) the Owned Real Property;

                           (d) all Fixtures and Equipment;

                           (e) all Inventory;

                           (f) all Transferred Intellectual Property;

                           (g) all Permits, to the extent transferable;

                           (h) all leasehold interests relating to (i) the
                  Leased Real Property and (ii) any personal property leased by, or used primarily in connection with the Industrial Power Transmission Business;

                           (i) all available supplies, sales literature,
                  promotional literature, art work, display units, telephone and fax numbers and purchasing records;

                           (j) all rights under or pursuant to all warranties,
                  representations and guarantees made by suppliers in connection with the Industrial Power Transmission Assets or services furnished to the Sellers pertaining to the Industrial Power Transmission Business or affecting the Industrial Power Transmission Assets, to the extent such warranties, representations and guarantees are assignable;

                           (k) all Claims against any person or entity,
                  including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by the Sellers on or prior to the Closing Date;

                           (l) (i) all records and lists pertaining to the
                  Industrial Power Transmission Assets, (ii) all records and lists pertaining to the customers, suppliers or personnel of the Industrial Power Transmission Business, (iii) all product, business and marketing plans of the Industrial Power Transmission Business and (iv) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by the Sellers and used primarily in connection with the Industrial Power Transmission Business, but excluding the originals of the Sellers' respective minute books, stock books and Tax Returns;

                           (m) subject to the conditions set forth in Section
                  6.8, all proceeds from any Insurance Coverage Claim;

                           (n) the Sold Subsidiary Stock of the Sold Subsidiary
                  set forth on SCHEDULE 4.4(b) hereto;


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                           (o) all assets reflected on the Interim Statement of
                  Net Assets relating to the Industrial Power Transmission Business that have not otherwise been sold or transferred in the ordinary course of business;

                           (p) the corporate assets located in Dayton, Ohio, and
                  set forth on SCHEDULE 1.1(e) hereto;

                           (q) all telephone numbers used in or relating to the
                  Industrial Power Transmission Business;

                           (r) all goodwill in the Industrial Power Transmission
                  Business;

                           (s) the Cash Balance; and

                           (t) all rights in connection with prepaid expenses
                  with respect to the Industrial Power Transmission Assets.

Notwithstanding the foregoing, the Industrial Power Transmission Assets shall not include any of the Excluded Assets.

                  "INDUSTRIAL POWER TRANSMISSION BUSINESS" shall mean (i) for purposes of Sections 6.12, 6.13 and 9.8 hereof, the business of manufacturing, distributing and/or selling products such as rubber belts, tensioners and pulleys, which are used to transfer power from an engine or motor to the drive system, including the Transferred CVT Business, but excluding the Automotive Power Transmission Business and the Retained CVT Business and (ii) for purposes of the remainder of this Agreement, the business as currently conducted at the Facilities of manufacturing, distributing and/or selling products such as rubber belts, tensioners and pulleys, which are used to transfer power from an engine or motor to the drive system, including the Transferred CVT Business, but excluding the Automotive Power Transmission Business and the Retained CVT Business.

                  "INDUSTRIAL POWER TRANSMISSION CONTRACTS" shall mean all executory, written agreements and contracts to which any Seller, the Sold Subsidiary, the Spanish Subsidiary or the Industrial Power Transmission Business is a party or is bound and which relate primarily to the Industrial Power Transmission Business or the Industrial Power Transmission Assets, including, but not limited to, the Existing Supply Agreements.

                  "INDUSTRIAL POWER TRANSMISSION EMPLOYEES" means the current and former employees of the Sellers, the Sold Subsidiary and the Spanish Subsidiary who are or were primarily employed in the Industrial Power Transmission Business.

                  "INTELLECTUAL PROPERTY" shall mean all patents, copyrights, trademarks and service marks, tradenames, trade secrets and know-how (including all registrations and applications for any of the foregoing) owned or licensed by the Sellers or the Industrial Power Transmission Business and used primarily in connection with, and which relate primarily to, the Industrial Power Transmission Business.


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                  "INTELLECTUAL PROPERTY AGREEMENT" shall mean the Intellectual
Property Agreement to be entered into by the Sellers and Buyer concurrent with the Closing pursuant to this Agreement with respect to the Transferred Intellectual Property, in substantially the form attached hereto as EXHIBIT B-1.

                  "INTERCOMPANY LEASES" shall mean, collectively, the leases and subleases listed on SCHEDULE 1.1(f) hereto to be entered into by certain Sellers or affiliates thereof and Buyer concurrent with the Closing pursuant to this Agreement, each in substantially the form attached hereto as EXHIBIT B-2.

                  "INTERIM STATEMENT OF NET ASSETS" shall mean the unaudited statement of net assets of the Industrial Power Transmission Business at February 28, 2001, prepared in accordance with the Accounting Principles, a copy of which statement is attached as SCHEDULE 1.1(g).

                  "INVENTORY" shall mean all inventory of the Industrial Power Transmission Business held for resale and all raw materials, work in process, finished products, wrapping, supply and packaging items and similar items.

                  "IRS" shall mean the U.S. Internal Revenue Service.

                  "LAWS" shall mean any laws, statutes, ordinances, regulations, rules, court decisions and orders of any Governmental Authority.

                  "LEASED REAL PROPERTY" shall mean the real property subject to the Facility Leases, together with all buildings, structures, fixtures and leasehold improvements located thereon.

                  "LIABILITIES" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including without limitation those liabilities, indebtedness and obligations arising under any Law, Action, threatened Action, Governmental Order or any award of any arbitrator of any kind, and those arising under any contract, agreement, commitment or undertaking.

                  "LICENSED INTELLECTUAL PROPERTY" shall have the meaning set forth in the Intellectual Property Agreement, the form of which is attached hereto as EXHIBIT B-1.

                  "LOSSES" shall mean, in respect of the indemnification obligations of any party pursuant to this Agreement, any and all actual costs, losses, liabilities, obligations, damages, deficiencies and other reasonable out-of-pocket expenses, including without limitation interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of Actions relating to Losses. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by the Sellers of amounts for which the Sellers are indemnified, shall not be a condition precedent to recovery. Notwithstanding anything to the contrary in this


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Agreement, Losses indemnifiable hereunder shall expressly exclude punitive damages, exemplary damages, and other penalty or speculative damages.

                  "MATERIAL ADVERSE EFFECT" shall mean any effect or change that is or would reasonably be expected to be material and adverse to the Industrial Power Transmission Assets or the financial condition, results of operations or prospects of the Industrial Power Transmission Business, other than any effect or change arising out of any adverse change or trend in the economy in general or in the industry in which the Industrial Power Transmission Business operates.

                  "NET ASSETS" shall, at a specified date, mean the aggregate total assets of the Industrial Power Transmission Business LESS the aggregate total liabilities of the Industrial Power Transmission Business, each calculated at such date; PROVIDED, HOWEVER, that Net Assets shall not reflect any Excluded Assets or Retained Liabilities and shall reflect the application of the Accounting Principles.

                  "ORDINARY COURSE OF BUSINESS" or "ORDINARY COURSE" or any similar phrase shall mean the ordinary course of the Industrial Power Transmission Business, consistent with the Sellers' past practice in operating the Industrial Power Transmission Business.

                  "OTHER TAX" or "OTHER TAXES" shall mean all taxes, charges, levies, fees or other assessments, including, but not limited to, transfer, gross receipt, sales, use, service, occupation, ad valorem, property, payroll, personal property, excise, severance, premium, stamp, documentary, license, registration, social security, employment, unemployment, disability, environmental (including taxes under Section 59A of the Code), add-on, value-added, withholding (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return therefor), commercial rent and occupancy taxes, and any estimated taxes, deficiency assessments, interest, penalties and additions to tax or additional amounts in connection therewith, imposed by any Taxing Authority, but specifically excluding Income Taxes.

                  "OWNED REAL PROPERTY" shall mean the real property set forth on SCHEDULE 1.1(h) hereto, and all appurtenances, easements and other rights, buildings and other improvements located thereon or related thereto.

                  "PBGC" shall mean the U.S. Pension Benefit Guaranty
Corporation.

                  "PERMITS" shall mean, collectively, all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority required in connection with any Environmental, Occupational Health and Safety Laws or the operation of the Industrial Power Transmission Business as presently conducted or in the ownership of the Industrial Power Transmission Assets.

                  "PERMITTED ENCUMBRANCES" shall mean (a) deposits or pledges made in the ordinary course of business in connection with worker's compensation, unemployment insurance, old-age pensions and other social security benefits; (b) Encumbrances securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeals bonds and other obligations of like nature, incurred as


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an incident to and in the ordinary course of business; (c) Encumbrances imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, landlords', laborers', suppliers' and vendors' liens incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith; (d) Permitted Tax Liens; (e) use or zoning or planning restrictions, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers, irregularities, survey exceptions or other title matters or Encumbrances (and, with respect to leasehold interests, Encumbrances and other obligations incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not materially impair the use (in the manner currently used) or value of the parcel of property to which they relate; (f) with respect to each Owned Real Property, other Encumbrances or exceptions to title described in the commitments for title insurance for such Owned Real Property listed on SCHEDULE 1.1(i) hereto (other than those Encumbrances and exceptions that would be removed from such commitments if a survey had been performed in connection therewith); and
(g) any extensions, renewals and replacements of any of the foregoing.

                  "PERMITTED TAX LIENS" shall mean (a) liens securing the payment of Taxes which are either not delinquent or being contested in good faith by appropriate proceedings, and (b) liens for current Taxes not yet due and payable.

                  "PERSON" shall mean an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

                  "POST-CLOSING ADJUSTMENT AMOUNT" shall have the meaning set forth in Section 2.5(g) hereof.

                  "PRELIMINARY NET ASSETS" shall mean an amount equal to $92,300,000, representing the Net Assets of the Industrial Power Transmission Business at February 28, 2001, as reflected in the Interim Statement of Net Assets.

                  "REPRESENTATIVE" shall mean, with respect to any person, any officer, director, principal, attorney, agent, employee or other authorized representative of such person.

                  "RETAINED CVT BUSINESS" shall mean the business of manufacturing and selling CVT Products for use in the Seller's Exclusive Market and otherwise as permitted in Section 6.12(b).

                  "RETAINED LIABILITIES" shall mean, except to the extent reflected in the Closing Date Statement of Net Assets, (a) any Liabilities of any Seller for Taxes; (b) any Liabilities under Seller Plans (including, without limitation, medical and dental benefit, long term disability benefit and workers compensation benefit claims incurred by a Transferred Employee prior to the date such person becomes a Transferred Employee), except as otherwise set forth in
Section 2.2(d) or in Section 6.6 hereof; (c) any Liabilities to any affiliate of the Sellers, the Sold Subsidiary or the Spanish Subsidiary; (d) any Liabilities for legal, accounting, audit and investment banking fees, brokerage commissions and any other expenses incurred by the Sellers, the Sold Subsidiary, the Spanish Subsidiary or any affiliate thereof in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby; (e) any Liabilities for, or related to any, capitalized lease (other than those reflected in the Closing Date Statement of Net Assets), indebtedness and guarantees of indebtedness of the Sellers, the Sold Subsidiary, the Spanish Subsidiary or any affiliate thereof to banks, financial institutions or other persons with respect to borrowed money or otherwise, and all interest, premiums and penalties accrued thereon; (f) any Liabilities of the Sellers under any Industrial Power Transmission Contract or Permit not assignable to Buyer, in the event that Buyer is not provided with the benefits of such Contract or Permit pursuant to Section 3.3 hereof; (g) subject to the provisions of Section 3.3 hereof, any Liabilities of the Sellers in connection with or arising out of the transfer or assignment of any Industrial Power Transmission Contract or Permit, including any computer software agreement; (h) any Liability of the Sellers not relating to the Industrial Power Transmission Business; (i) any Liabilities relating to the Excluded Assets; (j) all costs and expenses incurred in connection with the resignation of (i) the directors of the Sold Subsidiary set forth in Section 3.2(xiv) hereof and (ii) the directors of the Spanish Subsidiary set forth in Section 3.2(xv) hereof, and (k) any other Liabilities not constituting an Assumed Liability or otherwise described herein as a Retained Liability.

                  "SELLER PLANS" shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, and any agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any Industrial Power Transmission Employee or the beneficiaries and dependents of any Industrial Power Transmission Employee, regardless of whether it is mandated under local law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory; PROVIDED, HOWEVER, that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee shall not be considered a "Seller Plan" for these purposes.

                  "SELLERS" shall mean, collectively, Dayco Products LLC, a Delaware limited liability company, Mark IV Industries, Inc., a Delaware corporation, Dayco Pacific PTY Ltd., a company organized under the laws of Australia, Mark IV Luxembourg S.a.r.l., a company organized under the laws of Luxembourg, Mark IV Industries Canada Corp., a Canadian corporation, Dayco Europe S.a.r.l, a company organized under the laws of France, Dayco Europe Ltd., a company organized under the laws of the United Kingdom, Dayco Distributing Inc., a Kentucky corporation, Mark IV AB, a company organized under the laws of Sweden, and Mark IV Industries GmbH, a company organized under the laws of Germany.

                  "SELLERS' EXCLUSIVE MARKET" shall mean the market for CVT Products sold (a) for use in cars, light trucks and all other on-road vehicles up to and including Class 8, (b) for use in engine-related applications involving engines up to and including 1000 horsepower, (c) to customers of the Automotive Aftermarket Business, (d) for use in on-road scooters, three wheel vehicles, city cars/city vans and other similar vehicles, or (e) as part of a complete gear-box or engine power pack system.

                  "SG ADVISERS" shall mean, collectively, SG Hambros Corporate Finance Advisory, a division of Societe Generale, and SG Cowen Securities Corporation.

                  "SOFTWARE" shall have the meaning set forth in the Software License Agreement, the form of which is attached hereto as EXHIBIT B-3.

                  "SOFTWARE LICENSE AGREEMENT" shall mean the Software License Agreement to be entered into by one or more of the Sellers, as the case may be, and Buyer concurrent with the Closing pursuant to this Agreement, with respect to certain software developed by such Seller to be licensed to Buyer, in substantially the form attached hereto as EXHIBIT B-3.

                  "SOLD SUBSIDIARY" shall mean Dayco Industrial Belts SRL, a company organized under the laws of Italy.

                  "SUPPLY AGREEMENTS" shall mean the Supply Agreements to be entered into by one or more of the Sellers, as the case may be, and Buyer concurrent with the Closing pursuant to this Agreement, with respect to the supply of certain products by Buyer to such Sellers or such Sellers to Buyer, following the Closing, in substantially the form attached hereto as EXHIBIT B-4, the cost information with respect to which are set forth on SCHEDULE P hereto.

                  "TAX" or "TAXES" shall mean Income Taxes and Other Taxes.

                  "TAX RETURN" shall mean any return, report or similar statement or form required to be filed with respect to any Tax (including any attached schedules and related or supporting information), including without limitation any information return, claim for refund, amended return or declaration of estimated Tax.

                  "TAXING AUTHORITY" shall mean any Governmental Authority (domestic or foreign) responsible for the imposition of any Tax or exercising Tax regulatory authority.

                  "THIRD PARTY LEASES" shall mean, collectively, the leases set forth on SCHEDULE 1.1(j) hereto, as each such lease may be amended, modified or otherwise supplemented from time to time.

                  "TRANSFERRED CVT BUSINESS" shall mean (i) for purposes of Sections 6.12, 6.13 and 9.8 hereof, the business of manufacturing and selling CVT Products for use in the Buyer's Exclusive Market and as otherwise permitted in Section 6.13(b) and (ii) for purposes of the remainder of this Agreement, the business, as currently conducted at the Facilities, of manufacturing and selling CVT Products for use in the Buyer's Exclusive Market and as otherwise permitted in Section 6.13(b).

                  "TRANSFERRED INTELLECTUAL PROPERTY" includes the Intellectual Property relating to the Industrial Power Transmission Business that is to be transferred to Buyer and shall have the meaning that is set forth in the Intellectual Property Agreement, the form of which is attached hereto as EXHIBIT B-1.

                  "TRANSITION SERVICES AGREEMENT" shall mean the Transition Services Agreement to be entered into by the Sellers and Buyer concurrent with the Closing pursuant to this Agreement with respect to certain transition services to be provided by the parties following the Closing, in substantially the form attached hereto as EXHIBIT B-5.

                  "UNION CONTRACTS" shall mean the Industrial Power Transmission Contracts set forth on SCHEDULE 1.1(k) hereto.

                  1.2 OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

         Term                                              Section
         ----                                              -------
         Accounting Expert                                 2.5(d)
         Agreement                                         Preamble
         Assignment of Contracts                           3.2(a)(v)
         Assignment of Intellectual Property               3.2(a)(vi)
         Assignment of Leases                              3.2(a)(iv)
         Assumed Benefit Plan                              6.6(i)
         Assumed Liabilities                               2.2
         Assumption Agreement                              3.2(b)(iii)
         Bank Lien                                         6.14
         Buyer                                             Preamble
         Buyer 401(k) Plan                                 6.6(f)
         Buyer Competitor                                  6.13(c)
         Buyer Pension Plan                                6.6(e)
         Buyer Plans                                       6.6(b)
         Buyer Subsidiary                                  6.13(a)
         Buyer Welfare Plans                               6.6(c)
         Buyer Workers Compensation Program                6.6(n)
         Cash Balance                                      8.5
         Claim Notice                                      9.4(c)
         Closing                                           3.1
         Closing Date                                      3.1
         Closing Date Statement of Net Assets              2.5(a)
         Dudley Lease                                      3.3(b)
         Environmental, Occupational Safety and Health     4.15(a)(i)
         Laws
         Estimated Purchase Price                          2.3(a)
         Final Purchase Price                              2.3(a)
         Former Business Employees                         6.6(e)
         Hazardous Materials                               4.15(a)(ii)
         HSR Filing                                        6.1(b)
         Insurance Coverage                                6.8(a)
         Insurance Coverage Claim                          6.8(a)

         Term                                              Section
         ----                                              -------
         Insured Loss                                      9.5(b)
         Interest Rate                                     2.5(g)
         Leases                                            3.3(b)
         Mark IV Pension Plan                              6.6(e)
         Material Contracts                                4.6(a)
         Non-Assignable Rights                             3.3(a)
         Objection Notice                                  2.5(b)
         Objection Period                                  2.5(b)
         Post-Closing Adjustment Amount                    2.5(g)
         Post-Closing Partial Period                       9.6(b)
         Pre-Closing Partial Period                        9.6(a)
         Preliminary Transfer Date                         6.6(e)(ii)
         Proposal                                          3.3(d)
         Purchase Price                                    2.3(a)
         Reimbursed Amounts                                6.8(b)
         Release                                           4.15(a)(iii)
         Sedlmayr Lease                                    3.3(b)
         Seller 401(k) Plan                                6.6(f)
         Seller Competitor                                 6.12(c)
         Seller Affiliate                                  4.3(n)
         Seller Subsidiary                                 6.12(a)
         Seller Welfare Plan                               6.6(c)
         Sold Subsidiary Stock                             4.4(b)
         Spanish Subsidiary                                4.4(c)
         Transfer Date                                     6.6(f)
         Transferred Employees                             6.6(a)(iii)
         Transferee                                        3.3(d)
         Transferred Pension Plan Participants             6.6(e)
         WARN Act                                          6.6(o)

                  1.3 THE PARTIES' KNOWLEDGE

                  (a) Whenever a phrase herein is qualified by "to the knowledge of the Sellers" or a similar phrase, it shall mean the actual knowledge, without independent investigation, of William P. Montague (President of Mark IV Industries, Inc.), Richard L. Grenolds, Richard Bing, Michael Gearhardt, Stanley Bellar, Roy L. Pyle, George Photakis and William Senften.

                  (b) Whenever a phrase herein is qualified by "to the knowledge of Buyer" or a similar phrase, it shall mean the actual knowledge, without independent investigation, of Rick McKinnish, Scott Selbach and Rick Russell.

                                  ARTICLE II.
                           PURCHASE AND SALE OF ASSETS

                  2.1 TRANSFER OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and acquire from the Sellers, all of the Industrial Power Transmission Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

                  2.2 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume, pay, perform and discharge in due course all Liabilities of the Sellers relating to the Industrial Power Transmission Assets and the Industrial Power Transmission Business, whether or not accruing, arising out of or relating to events or occurrences happening before, on or after the Closing Date (the "ASSUMED LIABILITIES"), other than the Retained Liabilities, including, without limitation, the following:

                  (a) all accounts payable relating to the Industrial Power Transmission Business;

                  (b) all Liabilities with respect to the performance of all Industrial Power Transmission Contracts and under all Permits constituting Industrial Power Transmission Assets under this Agreement;

                  (c) all Liabilities arising out of, relating to or in connection with any environmental matters, including without limitation any Liabilities under any Environmental, Occupational Safety and Health Laws, applicable to or involving the Facilities, the Industrial Power Transmission Business or the Industrial Power Transmission Assets;

                  (d) all (i) Liabilities under any retention or "stay-bonus" agreements or arrangements in existence on or prior to the Closing Date with respect to Transferred Employees, which are set forth on SCHEDULE 2.2(d)(i), the amount of which is $275,000, (ii) Liabilities for severance with respect to any Transferred Employee, including, but not limited to, those Liabilities set forth on SCHEDULE 2.2(d)(ii), (iii) Liabilities for incentive bonuses and vacation pay accrued through the Closing Date with respect to any Transferred Employees and (iv) Liabilities for deferred compensation related to the individual set forth on SCHEDULE 2.2(d)(iv), the amount of which is $150,000;

                  (e) all products Liabilities, including without limitation all product warranty or guaranty Liabilities and Liabilities for product recall or replacement, with respect to any product manufactured, sold or distributed (including prior to the Closing Date) by or on behalf of the Industrial Power Transmission Business (whether or not any Claim therefor shall have been made or be pending as of the Closing Date);

                  (f) all Liabilities for capital expenditures set forth on
         SCHEDULE 2.2(f) hereof; and

                  (g) all Liabilities arising out of, relating to or in connection with any pending or threatened Action involving the Industrial Power Transmission Business or the Industrial Power Transmission Assets.

Buyer shall take, or cause to be taken, all actions necessary within Buyer's control to cause the assumption on the Closing Date by Buyer of the Assumed Liabilities, including without limitation the execution and delivery at the Closing of the Assumption Agreement. The assumption by Buyer of the Assumed Liabilities shall not enlarge any rights of any person. Nothing herein shall prevent Buyer from contesting any of the Assumed Liabilities with any third party obligee.

                  2.3 PURCHASE PRICE

                  (a) The aggregate purchase price to be paid by Buyer to the Sellers for the Industrial Power Transmission Assets shall be equal to One Hundred Forty Two Million Dollars ($142,000,000) (the "PURCHASE PRICE"). The Purchase Price shall be subject to adjustment (i) FIRST, at the Closing pursuant to Section 2.4 hereof for purposes of determining the amount which is payable by Buyer to the Sellers at the Closing pursuant to Section 2.3(b) hereof (as so adjusted, the "ESTIMATED PURCHASE PRICE"), and (ii) SECOND, following the Closing in the manner provided in Section 2.5 hereof for purposes of determining any Post-Closing Adjustment Amount which is payable following the Closing (as so adjusted, the "FINAL PURCHASE PRICE").

                  (b) At the Closing, Buyer shall pay the Estimated Purchase Price (determined by adjusting the Purchase Price in the manner provided for in Section 2.4 hereof) to the Sellers by wire transfer of immediately available funds to an account designated by the Sellers in writing. Any Post-Closing Adjustment Amount required to be paid pursuant to Section 2.5 hereof shall be paid in accordance with Section 2.5(g) hereof.

                  (c) As and when determined in accordance with Section 2.5 hereof, the Final Purchase Price together with the Assumed Liabilities shall be allocated among the Industrial Power Transmission Assets in the manner required by Section 1060 of the Code. The amount of the Purchase Price (without giving effect to any adjustments thereto pursuant to this Article II) and Assumed Liabilities allocable to the various Industrial Power Transmission Assets is set forth on EXHIBIT C attached hereto. As soon as practicable following the Closing, and prior to the filing of any Tax Return which includes information related to the transactions contemplated by this Agreement, the Sellers and Buyer, employing the allocation specified in this Section 2.3(c), shall prepare mutually acceptable and substantially identical initial and supplemental IRS Forms 8594 "Asset Acquisition Statements Under
         Section 1060" consistent with EXHIBIT C attached hereto (together with and which gives effect to mutually agreed-upon adjustments to the allocation set forth on EXHIBIT C attached hereto as a result of any required adjustments to the Purchase Price pursuant to this Article II) which the parties shall use to report the transactions contemplated by this Agreement to the applicable Taxing Authorities.

         Neither the Sellers nor Buyer shall take a position in any Tax Return, Tax proceeding, Tax audit or otherwise inconsistent with the allocation provided by this Section 2.3(c); PROVIDED, however, that nothing contained herein shall require the Sellers or Buyer to contest any proposed deficiency or adjustment by any Taxing Authority which challenges such allocation, or exhaust administrative remedies before any Taxing Authority in connection therewith, and the Sellers and Buyer shall not be required to litigate before any court (including without limitation the United States Tax Court), any proposed deficiency or adjustment by any Taxing Authority which challenges such allocation. The Sellers and Buyer shall give prompt notice to the other of the commencement of any Tax audit or proceeding or the written assertion of any proposed deficiency or adjustment by any Taxing Authority which challenges such allocation.

                  (d) Notwithstanding the provisions of Section 6.5 hereof or any other provision of this Agreement to the contrary, the Sellers shall have the right to distribute, assign or otherwise transfer, at any time and from time to time prior to the Closing, the Excluded Assets to Mark IV Industries, Inc. or any designee thereof, including, without limitation, the assets of the Sold Subsidiary and the Spanish Subsidiary described on SCHEDULE 2.3(d) hereof, the form and manner of such distribution, assignment or transfer to be in the sole discretion of the Sellers.

                  2.4 CALCULATION OF ESTIMATED PURCHASE PRICE. The Estimated Purchase Price payable by Buyer at the Closing pursuant to Section 2.3(b) hereof shall be equal to $139,000,000, which amount equals the Purchase Price MINUS the difference between the Estimated Net Assets and the Preliminary Net Assets, PLUS the Cash Balance.

                  2.5 POST-CLOSING ADJUSTMENT

                  (a) As soon as practicable following the Closing, but not later than one hundred twenty (120) days thereafter, the Sellers shall, with the cooperation and assistance of Buyer, prepare or cause to be prepared in accordance with the Accounting Principles an unaudited statement of Net Assets of the Industrial Power Transmission Business at the Closing Date (the "CLOSING DATE STATEMENT OF NET ASSETS"), which Closing Date Statement of Net Assets shall contain a statement of the Closing Net Assets (or from which the Closing Net Assets can be calculated), and shall cause a copy of the Closing Date Statement of Net Assets to be delivered to Buyer.

                  (b) Buyer shall have thirty (30) days following delivery of the Closing Date Statement of Net Assets (the "OBJECTION PERIOD") to provide written notice to the Sellers (the "OBJECTION NOTICE") of any good faith objection to any portion of the Closing Date Statement of Net Assets relating to the calculation of the Closing Net Assets, which objection shall be set forth with reasonable detail in such Objection Notice. Unless Buyer timely delivers an Objection Notice before the expiration of the Objection Period, the Closing Date Statement of Net Assets (and the Closing Net Assets reflected thereon or calculated therefrom) shall be deemed to have been accepted and approved by Buyer and shall thereafter be final and binding upon Buyer for purposes of any post-closing adjustment set forth in this Section 2.5 (and any amounts to be paid pursuant to Section 2.5(g) hereof shall thereupon be paid). In addition, to the extent any portion of the Closing Date Statement of Net Assets or of the calculation of the Closing Net Assets shall not be objected to in the Objection Notice, such matters shall be deemed to have been accepted and approved by Buyer and shall be final and binding upon Buyer for purposes hereof (and any amounts to be paid pursuant to Section 2.5(g) hereof shall thereupon be paid). If Buyer timely delivers an Objection Notice before the expiration of the Objection Period, then those aspects of the Closing Date Statement of Net Assets objected to in the Objection Notice shall not thereafter be final and binding until resolved in accordance with this Section 2.5.

                  (c) Following receipt of any Objection Notice, the Sellers and Buyer shall discuss in good faith the applicable objections set forth therein for a period of sixty (60) days thereafter and shall, during such period, attempt to resolve the matter or matters in dispute by mutual written agreement. If the parties reach such an agreement, such agreement shall be confirmed in writing and shall revise the Closing Date Statement of Net Assets to reflect such agreement, which agreement (and the Closing Date Statement of Net Assets, as so revised, including the Closing Net Assets reflected thereon or calculated therefrom) shall thereafter be final and binding upon the Sellers and Buyer for purposes of any post-closing adjustment set forth in this Section 2.5 (and any amounts to be paid pursuant to Section 2.5(g) hereof shall thereupon be paid).

                  (d) If the parties are unable to reach a mutual agreement in accordance with Section 2.5(c) hereof during the sixty (60) day period referred to therein, then the Sellers and Buyer shall jointly select the New York office of one of the five (5) largest United Stated independent public accountants (other than PricewaterhouseCoopers, LLP and Arthur Andersen) (the "ACCOUNTING EXPERT"), who, acting as an expert and not as an arbitrator, shall resolve those matters still in dispute with respect to the Closing Date Statement of Net Assets and the Closing Net Assets reflected thereon or calculated therefrom. If the parties fail to agree on an Accounting Expert within five (5) business days after the expiration of the sixty (60) day period, either party may request the American Arbitration Association to appoint such an Accounting Expert (or another accounting firm if all five accounting firms decline to or are disqualified from accepting the dispute), and such appointment shall be conclusive and binding upon the parties. The Accounting Expert's resolution of the matters in dispute, including any adjustments to the Closing Date Statement of Net Assets (or the Closing Net Assets reflected thereon or calculated therefrom) made by the Accounting Expert, shall be final and binding on the Sellers and Buyer (and any amounts to be paid pursuant to Section 2.5(g) hereof shall thereupon be paid). The Accounting Expert shall make a determination as soon as practicable and in any event within sixty (60) days (or such other time as the parties shall agree in writing) after its engagement. Notwithstanding anything set forth in this Section 2.5(d), the scope of any dispute to be resolved by the Accounting Expert pursuant to this
         Section 2.5(d) shall be limited to whether the Closing Date Statement of Net Assets was prepared in accordance with the Accounting Principles or whether there were errors of fact or mathematical errors in the Closing Date Statement of Net Assets or the calculation of the Closing Net Assets.

                  (e) The Sellers and Buyer agree that any adjustments made pursuant to this Section 2.5 shall be made without regard to materiality. Notwithstanding any other provision of this Agreement, including without limitation any provision stating that remedies shall be cumulative and not exclusive, this Section 2.5 provides the sole and exclusive method for resolving any and all disputes of each and every nature whatever that may arise between or among the parties with respect to the purchase price adjustment. The Sellers and Buyer further agree on their own behalf and on behalf of their respective affiliates and Representatives that if one or more of them should initiate any attempt to resolve any such dispute or disputes in any manner other than the sole and exclusive manner set forth in this Section 2.5, such initiators shall pay and reimburse all fees, costs and expenses incurred by any other party as a result of, in connection with or related to such attempt or attempts. This Section 2.5(e) shall not preclude Buyer from seeking indemnification pursuant to Section 9.4(a) with respect to any untruth or inaccuracy of any representation or warranty made by the Sellers in this Agreement, except to the extent that such matter was previously resolved pursuant to the procedures set forth in this Section 2.5.

                  (f) The Final Purchase Price shall be calculated based upon the final calculation of the Closing Net Assets as determined in this
         Section 2.5 and shall be calculated at the time the Closing Date Statement of Net Assets (and the Closing Net Assets reflected thereon or calculated therefrom) becomes final and binding on the parties pursuant to this Section 2.5. If the Closing Net Assets as reflected on or calculated from such final and binding Closing Date Statement of Net
         Assets:

                           (i) are greater than or equal to the Preliminary Net
                  Assets, then the Final Purchase Price shall be equal to (A) the Purchase Price (without giving effect to any adjustment pursuant to Section 2.4 hereof), PLUS (B) the amount, if any, by which the Closing Net Assets exceeds the Preliminary Net Assets; or

                           (ii) are less than the Preliminary Net Assets, then
                  the Final Purchase Price shall be equal to (A) the Purchase Price (without giving effect to any adjustment pursuant to Section 2.4 hereof), MINUS (B) the amount by which the Preliminary Net Assets exceeds the sum of the Closing Net Assets.

                  (g) If the Final Purchase Price (i) is greater than the Estimated Purchase Price, Buyer shall pay to the Sellers the amount by which the Final Purchase Price exceeds the Estimated Purchase Price, or
         (ii) is less than the Estimated Purchase Price, the Sellers shall pay to Buyer the amount by which the Estimated Purchase Price exceeds the Final Purchase Price (the amount of either such adjustment, a "POST-CLOSING ADJUSTMENT AMOUNT"). Any Post-Closing Adjustment Amount payable by either party pursuant to this Section 2.5(g) shall be paid promptly by the party required to pay such Post-Closing Adjustment Amount, but in no event later than ten (10) business days following the determination of such Post-Closing Adjustment Amount. Payment by either party of any Post-Closing Adjustment Amount shall be made in immediately available funds via wire transfer to an account designated by the party entitled to receive such payment in writing and shall be paid together with interest thereon from and including the Closing Date, but excluding the date of payment, at a variable rate per annum equal to the "Prime Rate" as reported from time to time in THE WALL STREET JOURNAL (the "INTEREST RATE").

                  (h) Each of the parties hereto agrees that the sole purpose of the post-closing adjustment to the Purchase Price contemplated by this
         Section 2.5 is to measure the effect of operating activities and transactions that have occurred between the date of the Interim Statement of Net Assets and the Closing. This post-closing adjustment is not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures or estimation methods for the purpose of determining the amount of Closing Net Assets and preparing the Closing Date Statement of Net Assets from those used in determining the amount of Preliminary Net Assets and preparing the Interim Statement of Net Assets. Notwithstanding anything else in this
         Section 2.5 to the contrary, to the extent that a disagreement relates to an error in the Closing Date Statement of Net Assets and a similar error exists in the Interim Statement of Net Assets, then if the Closing Net Assets is reduced or increased as a result of such error, the Preliminary Net Assets shall also be reduced or increased, as appropriate, to reflect such error, and as a result thereof, only the difference between the Preliminary Net Assets (as so adjusted) and the Closing Net Assets (as so adjusted) shall be the post-closing adjustment contemplated by this Section 2.5.

                  (i) All fees and expenses of the Sellers relating to the matters described in this Section 2.5, including the preparation and delivery of the Closing Date Statement of Net Assets, shall be borne by the Sellers, and all fees and expenses of Buyer relating to the matters described in this Section 2.5 shall be borne by Buyer. Notwithstanding the foregoing, in the event any dispute is submitted to the Accounting Expert for resolution as provided in Section 2.5(d) hereof, the fees and expenses of the Accounting Expert (and any arbitrator appointing such expert, if applicable) shall be borne equally by the Sellers and Buyer.

                  2.6 CLOSING COSTS; TRANSFER TAXES AND FEES. The Sellers and Buyer shall be each responsible for and shall pay one-half of (a) all documentary and transfer Taxes and any Other Taxes imposed by reason of the transfer of the Industrial Power Transmission Assets provided hereunder (and any deficiency, interest or penalty asserted with respect thereto); (b) all recording, filing, title and registration fees or other charges in connection with or as a direct result of the transfer of the Industrial Power Transmission Assets, including, but not limited to, the assignment of the Transferred Intellectual Property; and (c) all costs of obtaining the transfer of existing Permits which may be lawfully transferred. Notwithstanding the foregoing, Buyer shall be solely responsible for (i) all costs of obtaining owner's title insurance policies with respect to any of the Facilities; (ii) all premiums and other costs of obtaining surveys with respect to any of the Facilities; and
(iii) all costs of applying for a new Permit, if a Permit may not lawfully be transferred.

                                  ARTICLE III.
                                     CLOSING

                  3.1 CLOSING. Unless this Agreement shall have been terminated in accordance with Section 10.1 hereof, the closing of the purchase and sale of the Industrial Power Transmission Assets and the consummation of the other transactions contemplated herein (the "CLOSING") shall be held at 10:00 a.m. New York time at the offices of Mark IV Industries Inc., One Towne Centre, 501 John James Audubon Parkway, Amherst, New York on the second (2nd) business day following the satisfaction or waiver of all of the conditions precedent to the obligations of the parties set forth in Articles VII and VIII (other than conditions which are not capable of being satisfied until the Closing Date) (the "CLOSING DATE"), unless the parties hereto otherwise agree in writing.

                  3.2 DELIVERIES AT CLOSING

                  (a) To effect the transactions contemplated hereby, the Sellers shall, at the Closing, deliver to Buyer, or cause to be delivered to Buyer:

                           (i) one or more deeds in substantially the form
                  attached hereto as EXHIBIT D-1 executed by the applicable Sellers and conveying good and marketable fee simple title to the Owned Real Property to Buyer;

                           (ii) one or more bills of sale in substantially the
                  form attached hereto as EXHIBIT D-2 executed by the Sellers and conveying in the aggregate all of the Sellers' owned tangible personal property included in the Industrial Power Transmission Assets to Buyer;

                           (iii) with respect to the Sold Subsidiary, one or
                  more certificates representing all of the issued and outstanding Sold Subsidiary Stock of the Sold Subsidiary, duly endorsed in blank or accompanied by a duly executed stock power executed in blank or such other documentation as may be necessary;

                           (iv) subject to Section 3.3 hereof, one or more
                  assignment documents in substantially the form attached hereto as EXHIBIT E-1 executed by the Sellers party thereto and assigning the Third Party Leases to Buyer (the "ASSIGNMENT OF LEASES");

                           (v) subject to Section 3.3 hereof, one or more
                  assignment documents in substantially the form attached hereto as EXHIBIT E-2 executed by the Sellers party thereto and assigning the Industrial Power Transmission Contracts to Buyer (the "ASSIGNMENT OF CONTRACTS");

                           (vi) one or more assignment documents in
                  substantially the form attached hereto as EXHIBIT E-3 executed by the Sellers and assigning the Transferred Intellectual Property to Buyer (which shall in any case be in recordable form to the extent necessary to assign such rights) (the "ASSIGNMENT OF INTELLECTUAL PROPERTY");

                           (vii) executed counterparts to each of the Ancillary
                  Agreements;

                           (viii) the certificates and other matters described
                  in Article VIII;

                           (ix) certified copies of each Seller's certificate of
                  incorporation and by-laws and the appropriate corresponding documentation for the Sold Subsidiary and the Spanish Subsidiary;

                           (x) certificates of good standing of each Seller,
                  issued not earlier than thirty (30) days prior to the Closing Date by the applicable Secretaries of State and the appropriate corresponding documentation for the Sold Subsidiary and the Spanish Subsidiary;

                           (xi) an incumbency and specimen signature certificate
                  with respect to the officers of each Seller executing this Agreement and each Ancillary Agreement to which such Seller is a party;

                           (xii) the written opinions of Latham & Watkins and
                  Lippes, Silverstein, Mathias & Wexler, counsels to the Sellers incorporated in Delaware, addressed to Buyer, dated as of the Closing Date, in substantially the forms set forth on EXHIBITS G-1 and G-2, respectively;

                           (xiii) the written opinion of Studio Carnelutti, the
                  Italian counsel of the Sold Subsidiary, addressed to Buyer, dated as of the Closing Date, with respect to the Sold Subsidiary, in form and substance reasonably acceptable to Buyer;

                           (xiv) the written resignation of the following
                  directors of the Sold Subsidiary: Giuliano Zucco, Kurt J. Johansson, A. Rittatore Vonwiller, A. Rolando and W. Vilardi;

                           (xv) the written resignation of the following
                  directors of the Spanish Subsidiary: Richard Bing and William Montague;

                           (xvi) consents to the assignment of each Industrial
                  Power Transmission Contract and Permit set forth on SCHEDULE 3.2(a)(xvi), or alternate arrangements with respect thereto, all as reasonably acceptable to Buyer;

                           (xvii) certificates of title or origin with respect
                  to all vehicles included in the Industrial Power Transmission Assets; and

                           (xviii) such other instruments as shall be reasonably
                  requested by Buyer to vest in Buyer title in and to the Industrial Power Transmission Assets in accordance with the provisions of this Agreement.

                  (b) To effect the transactions contemplated hereby, Buyer shall, at the Closing, deliver to the Sellers, or cause to be delivered to the Sellers (unless previously delivered):

                           (i) an amount equal to the Estimated Purchase Price,
                  payable in accordance with Section 2.3(b) hereof;

                           (ii) executed counterparts to each of the Ancillary
                  Agreements;

                           (iii) an instrument of assumption in substantially
                  the form attached hereto EXHIBIT F, evidencing Buyer's assumption, in accordance with Section 2.2 hereof, of the Assumed Liabilities (the "ASSUMPTION AGREEMENT");

                           (iv) executed counterparts to each of the Assignment
                  of Leases, the Assignment of Contracts and the Assignment of Intellectual Property;

                           (v) the certificates and other matters described in
                  Article VII;

                           (vi) certified copies of Buyer's certificate of
                  incorporation and by-laws;

                           (vii) a certificate of good standing of Buyer, issued
                  not earlier than thirty (30) days prior to the Closing Date by the Secretary of State of Delaware;

                           (viii) an incumbency and specimen signature
                  certificate with respect to the officers of Buyer executing this Agreement and each Ancillary Agreements to which Buyer is a party; and

                           (ix) the written opinion of Steven J. Ford, counsel
                  to Buyer, addressed to Sellers, dated as of the Closing Date, in substantially the form set forth on EXHIBIT G-3.

                  (c) To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, mutually satisfactory to the parties.

                  3.3 CONSENTS TO ASSIGNMENT.

                  (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Industrial Power Transmission Contract, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or default thereof or give rise to a right of termination or cancellation thereunder, or in any way materially adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of Buyer thereunder, the Sellers will cooperate with Buyer, in all reasonable respects and at Buyer's expense, to provide to Buyer the benefits under any such Industrial Power Transmission Contract, Permit or claim or right (collectively, the "NON-ASSIGNABLE RIGHTS"), including without limitation (i) enforcement for the benefit of Buyer of any and all rights of the Sellers against a third party thereto arising out of the breach, default, termination or cancellation by such third party or otherwise; (ii) holding any of the Non-Assignable Rights in trust for Buyer or acting as agent for Buyer; and (iii) paying over to Buyer all monies collected by or paid to the Sellers in respect of the Non-Assignable Rights.

                  (b) Notwithstanding the foregoing Section 3.3(a), if the lease agreement between Folkes Properties Limited and Pirelli Power Transmission (U.K.) Limited dated

         April 23, 1999 (Netherton Dudley, West Midlands, United Kingdom) (the "DUDLEY LEASE"), the lease agreement between Gebr. Sedlmayr GmbH & Co. and Mark IV Industries GmbH dated November 20, 2000 (the "SEDLMAYR LEASE") and the lease agreement between C. Otto Gehrckens Vertriebs GmbH & Co. KG and Mark IV Industries GmbH dated December 28, 2000 (collectively with the Dudley Lease and the Sedlmayr Lease, the "LEASES") cannot be assigned or otherwise transferred to Buyer prior to the Closing, the Sellers will cooperate with Buyer, at the Sellers' expense, to provide Buyer with the Non-Assignable Rights under such Leases, PROVIDED, HOWEVER, that:

                           (i) with respect to any Lease, if Buyer's possession
                  is disrupted by the landlord thereunder, then any financial obligations with respect to such Lease that exceeds the amount that Buyer would have had to pay if such Lease had successfully been assigned to Buyer on the Closing Date shall become Retained Liabilities until such time as such disruption is terminated (including, without limitation, by the successful assignment to Buyer of the such Lease), and the Sellers shall indemnify and reimburse Buyer for all of its out-of-pocket expenses with respect to such disruption; and

                           (ii) if (A) Buyer delivers to the Sellers written
                  evidence of a proposed agreement with a third party transferee (a "TRANSFEREE"), whether by assignment, sublease or other similar arrangement (a "PROPOSAL"), pursuant to which Buyer proposes to transfer to the Transferee all or a portion of Buyer's Non-Assignable Rights with respect to the Dudley Lease (which evidence shall include the amount such Transferee proposes to pay for the Non-Assignable Rights and the identity of the Transferee) and (B) such Proposal is not executed or fails to become effective primarily as a result of the inability of the Dudley Lease to be assigned or otherwise transferred to Buyer, then Sellers shall indemnify, without regard to the threshold set forth in Section 9.5(a)(i) hereof, Buyer for Buyer's Losses directly relating to the failure of such Proposal to become effective. Buyer may withhold and set off against any and all amounts due the Sellers with respect to Buyer's Non-Assignable Rights relating to the Dudley Lease any and all amounts as to which the Sellers are obligated to indemnify Buyer under this Section 3.3(b)(ii).

                  (c) Buyer acknowledges and agrees that, with respect to each Lease, if (i) the Sellers are able to make arrangements to provide Buyer with all of the Non-Assignable Rights with respect to such Lease and (ii) such arrangements do not require Buyer to assume Liabilities with respect to such Lease that exceed those Liabilities Buyer would have assumed if the Lease had been assigned to Buyer, then the provision of such Non-Assignable Rights shall be deemed "alternative arrangements reasonably acceptable to Buyer" under Section 3.2(a)(xvi) and shall satisfy the requirements of Section 3.2(a)(xvi) with respect to such Lease.

                                   ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                  The Sellers hereby jointly and severally represent and warrant to Buyer, except as otherwise set forth on the Disclosure Schedule, as follows:

                  4.1 ORGANIZATION

                  (a) Each of the Sellers is a corporation or limited liability company, as the case may be, duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized, with the requisite corporate or limited liability company power and authority to conduct the Industrial Power Transmission Business as it is presently being conducted and to own and lease the Industrial Power Transmission Assets.

                  (b) The Sold Subsidiary is a corporation duly incorporated or organized, validly existing and in good standing under the laws of Italy, with the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Sellers have delivered to Buyer true, correct and complete copies of the Sold Subsidiary's certificate of incorporation and bylaws (in each case, as amended to date). The Sold Subsidiary is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

                  (c) The Spanish Subsidiary is a corporation duly incorporated or organized, validly existing and in good standing under the laws of Spain, with the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Sellers have made available to Buyer true, correct and complete copies of the Spanish Subsidiary's certificate of incorporation and bylaws (in each case, as amended to date). The Spanish Subsidiary is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

                  (d) Each Seller, the Sold Subsidiary and the Spanish Subsidiary is duly qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of the Industrial Power Transmission Business or the nature or location of the assets used in the Industrial Power Transmission Business require such qualification. Each jurisdiction in which a Seller, the Sold Subsidiary or the Spanish Subsidiary is qualified to conduct business with respect to the Industrial Power Transmission Business is set forth on SCHEDULE 4.1(d).

                  (e) Set forth on SCHEDULE 4.1(e) is a chart depicting the ownership of each Seller, the Sold Subsidiary and the Spanish Subsidiary.

                  4.2 AUTHORIZATION. Each of the Sellers has all requisite corporate or limited liability company power and authority, as the case may be, and has taken all corporate or limited liability company action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, is a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                  4.3 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on SCHEDULE 4.3, since February 28, 2001 (and, with respect to Section 4.3(n), since February 28, 2000), the Industrial Power Transmission Business has been operated by the Sellers, the Sold Subsidiary and the Spanish Subsidiary in the ordinary course of business, and there has not been any:

                  (a) Material Adverse Effect;

                  (b) change in accounting methods, principles or practices affecting the Industrial Power Transmission Assets, the Assumed Liabilities or the Industrial Power Transmission Business;

                  (c) revaluation of any of the Industrial Power Transmission Assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

                  (d) material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Industrial Power Transmission Assets or the Industrial Power Transmission Business;

                  (e) cancellation of any indebtedness or waiver or release of any right or claim of the Sellers, the Sold Subsidiary or the Spanish Subsidiary relating to their activities or properties, which had or will have an adverse effect on the Industrial Power Transmission Assets or the Industrial Power Transmission Business;

                  (f) (i) increase in the base compensation payable or to become payable to any employee of the Industrial Power Transmission Business outside the ordinary course of business, (ii) grant or accrual of any loan, bonus, fees, incentive compensation, service award or other similar benefit, to or for the benefit of any of the employees of the Industrial Power Transmission Business, except pursuant to the Seller Plans or any employment or consulting contract in effect as of the date hereof, (iii) adoption of, or material amendment to, any Seller Plan (other than the extension of coverage to any employee of the Industrial Power Transmission Business who became eligible under any such Seller Plan following the date hereof), (iv) entry into or cancellation of any employment or consulting agreement or agreement to any material amendment to any employment or consulting agreement in effect as of the date hereof, or (v) hired any employee who has an annual salary in excess of $95,000, or (vi) terminated any employee having an annual salary or wages in excess of $95,000;

                  (g) amendment, cancellation or termination of any Material Contract or Permit relating to the Industrial Power Transmission Assets or the Industrial Power Transmission Business or entry into any contract, commitment, agreement, lease, transaction or permit that is not in the ordinary course of business;

                  (h) mortgage, pledge or other Encumbrance of any material Industrial Power Transmission Assets, the assets of the Sold Subsidiary or the assets of the Spanish Subsidiary;

                  (i) sale, assignment or transfer of any of the Industrial Power Transmission Assets, the assets of the Sold Subsidiary or the assets of the Spanish Subsidiary, other than (i) any asset having a book value individually of less than $10,000 as of the date hereof, or
         (ii) Inventory in the ordinary course of business;

                  (j) single capital expenditure or commitment therefor that is in excess of $100,000 (other than expenditures made in accordance with the capital expenditure budget provided to Buyer on or prior to the date hereof);

                  (k) failure to pay or satisfy when due any Liability of the Industrial Power Transmission Business, except where the failure would not have a Material Adverse Effect;

                  (l) failure of the Sellers, the Sold Subsidiary or the Spanish Subsidiary to carry on diligently the Industrial Power Transmission Business in the ordinary course so as to keep available to Buyer the services of the employees of the Industrial Power Transmission Business, and to preserve for Buyer the Industrial Power Transmission Assets and the Industrial Power Transmission Business and the goodwill of the suppliers, customers and distributors of the Industrial Power Transmission Business;

                  (m) disposition or lapsing of any Transferred Intellectual Property or any disposition to any person of any Transferred Intellectual Property not theretofore a matter of public knowledge;

                  (n) the Industrial Power Transmission Business has not paid (or been paid by) any affiliate of the Sellers, the Sold Subsidiary or the Spanish Subsidiary that is a direct or indirect subsidiary of MIV Holdings, S.A. (each, a "SELLER AFFILIATE"), or charged (or been charged by) any Seller Affiliate, for (i) goods sold or services rendered by or to the Industrial Power Transmission Business, or (ii) corporate overhead expenses, management fees, legal or accounting fees, capital charges or similar charges or expenses, which is (x) on a basis that is either more or less favorable to the Industrial Power Transmission Business than the basis that would be employed by a party who is not an affiliate of the Sellers, the Sold Subsidiary or the Spanish Subsidiary, (y) pursuant to an arrangement that will not continue after the Closing as part of the arrangements included in the Ancillary Agreements, and (z) not described in the Accounting Principles;

                  (o) efforts by the Sellers, out of the ordinary course of business, to materially accelerate the accounts receivable attributable to the Industrial Power Transmission Business or to materially delay the payment of any accounts payable attributable to the Industrial Power Transmission Business; or

                  (p) agreement to do any of the things described in the preceding clauses (a) through (o) other than as expressly provided for herein.

                  4.4 ASSETS; SOLD SUBSIDIARY; SPANISH SUBSIDIARY

                  (a) Except for (i) the Sold Subsidiary Stock (which is the subject of Section 4.4(b) hereof), the capital stock of the Spanish Subsidiary (which is the subject of Section 4.4(c) hereof) and (ii) the Facilities (which are the subject of Section 4.5 hereof) or as set forth on SCHEDULE 4.4(a), each Seller has good title to all material tangible Industrial Power Transmission Assets owned by such Seller, and each of the Sold Subsidiary and the Spanish Subsidiary has good title to all material tangible assets owned by such Sold Subsidiary or Spanish Subsidiary, as the case may be, in each case free and clear of any Encumbrances other than Permitted Encumbrances.

                  (b) SCHEDULE 4.4(b) lists the outstanding capital stock (or other ownership interests) of the Sold Subsidiary (the "SOLD SUBSIDIARY STOCK") and the Seller or the Sellers that hold such Sold Subsidiary Stock. Except as set forth on SCHEDULE 4.4(b), each Seller listed on
         SCHEDULE 4.4(b) is the legal and beneficial owner of all of the outstanding Sold Subsidiary Stock indicated on SCHEDULE 4.4(b), free and clear of any and all Encumbrances. Except for this Agreement and the transactions contemplated hereby, there are no outstanding options, warrants, puts, calls, rights or other commitments or agreements of any character relating to the Sold Subsidiary obligating the Sold Subsidiary, directly or indirectly, to issue additional shares of its capital stock or other equity interests. All of the outstanding Sold Subsidiary Stock is duly and validly issued and fully paid and nonassessable, free of any preemptive or subscription rights.

                  (c) The Sold Subsidiary owns all of the issued and outstanding capital stock of Dayco PTI S.A., a corporation formed under the laws of Spain (the "SPANISH SUBSIDIARY"), free and clear of any and all Encumbrances. Except for this Agreement and the transactions contemplated hereby, there are no outstanding options, warrants, puts, calls, rights or other commitments or agreements of any character relating to the Spanish Subsidiary obligating the Spanish Subsidiary, directly or indirectly, to issue additional shares of its capital stock or other equity interests. All of the outstanding capital stock of the Spanish Subsidiary is duly and validly issued and fully paid and nonassessable, free of any preemptive or subscription rights.

                  (d) The Industrial Power Transmission Assets, the assets of the Sold Subsidiary and of the Spanish Subsidiary and the rights conferred by the Ancillary Agreements will allow Buyer to conduct the Industrial Power Transmission Business in all material respects as presently conducted.

                  (e) EXHIBIT A describes all assets (tangible and intangible) used in the Industrial Power Transmission Business that are not included among the Industrial Power Transmission Assets.

                  4.5 FACILITIES. SCHEDULE 4.5 contains a complete and accurate list of all Facilities and identifies each Facility as being owned or leased, as the case may be.

                  (a) Each Seller, the Sold Subsidiary and the Spanish Subsidiary has good and marketable and insurable fee simple title to the Owned Real Property owned by such Seller, Sold Subsidiary or Spanish Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances. None of the Sellers, the Sold Subsidiary or the Spanish Subsidiary has received written notice of any special assessment relating to any Owned Real Property or any portion thereof, and there is no pending special assessment with respect thereto. Each of the Sellers, the Sold Subsidiary and the Spanish Subsidiary enjoys peaceful and undisturbed possession of all Owned Real Property owned by such Seller, Sold Subsidiary or Spanish Subsidiary. The Sellers, the Sold Subsidiary and the Spanish Subsidiary have all easements and rights of ingress and egress necessary for utilities and services and for all operations conducted on the Owned Real Property. Except as set forth on SCHEDULE 4.5(a), there are no outstanding (i) leases, subleases, licenses, concessions or other agreements granting any person the right to use or occupy any material portion of any Owned Real Property, or (ii) options or rights of first refusal to purchase, lease or use any Owned Real Property or any material portion thereof.

                  (b) Except as set forth on SCHEDULE 4.5(b), (i) the Third Party Leases are in full force and effect and constitute legal, valid and binding obligations of the Sellers party thereto and, to the knowledge of the Sellers, the other parties thereto, and (ii) no Seller is in default in any material respect under any of the Third Party Leases. The Sellers have furnished Buyer with true and correct copies of each Third Party Lease, together with all amendments and supplements thereto. No Seller has received any written notice of cancellation or termination or any written notice of default under any Third Party Lease. None of the Sellers, the Sold Subsidiary or the Spanish Subsidiary has received written notice of any special assessment relating to any Leased Real Property for which any Seller, the Sold Subsidiary or the Spanish Subsidiary may be liable for payment thereof, and there is no pending special assessment with respect thereto.

                  (c) There are no pending or, to the knowledge of the Sellers, threatened condemnation proceedings or other Actions relating to any Facility.

                  (d) All Facilities have received all approvals of Governmental Authorities (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable regulations.

                  (e) All Facilities are supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and there is no condition which would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

                  (f) All improvements constructed on the Facilities, including, without limitation, all improvements to Leased Real Property, and all material Fixtures and Equipment constituting Industrial Power Transmission Assets, when considered as a whole, are in good operating condition and repair in all material respects, subject to ordinary wear and tear.

                  (g) All improvements constructed on the Facilities, including, without limitation, all improvements to Leased Real Property, and all Fixtures and Equipment and other tangible assets owned or leased by the Sold Subsidiary or the Spanish Subsidiary at the Facilities are sufficient for the operation of the Industrial Power Transmission Business as presently conducted.

                  4.6 CONTRACTS AND COMMITMENTS

                  (a) SCHEDULE 4.6(a) sets forth a complete and accurate list of Industrial Power Transmission Contracts in the following categories (collectively, the "MATERIAL CONTRACTS"):

                           (i) all employment contracts and severance
                  agreements, including, without limitation, contracts (A) to employ or terminate executive officers or other personnel of the Industrial Power Transmission Business or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Buyer, the Sellers, the Sold Subsidiary or the Spanish Subsidiary any severance, termination, "golden parachute," or other similar payments to any present or former employee of the Industrial Power Transmission Business following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                           (ii) all franchise, license, technical assistance,
                  commission, consulting, agency or advertising contracts related to the Industrial Power Transmission Assets or the Industrial Power Transmission Business involving the payment of more than $50,000 annually and which are not cancelable without penalty on thirty (30) calendar days notice;

                           (iii) all labor or union contracts;

                           (iv) all contracts or commitments relating to
                  commission arrangements with others;

                           (v) all promissory notes, loans, agreements,
                  indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of $100,000, whether a Seller, the Sold Subsidiary or the Spanish Subsidiary shall be the borrower, lender or guarantor thereunder or whereby any Industrial Power Transmission Assets are pledged (excluding credit provided by a Seller, the Sold Subsidiary or the Spanish Subsidiary in the ordinary course of business to purchasers of its products), it being agreed and understood by the parties that all obligations under such instruments shall constitute Retained Liabilities;

                           (vi) any agreement concerning confidentiality or
                  non-competition;


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

                           (vii) all purchase, supply, distribution and sales
                  contracts (including each Existing Supply Agreement) which involve payments in excess of $50,000 annually and which are not cancelable without penalty on thirty (30) calendar days notice;

                           (viii) any contract between any Seller, the Sold
                  Subsidiary or the Spanish Subsidiary and any affiliate thereof;

                           (ix) any service contract affecting any of the
                  Industrial Power Transmission Assets having an annual service charge in excess of $50,000 and an unexpired term as of the Closing Date in excess of 90 days;

                           (x) any lease or sublease that provides for annual
                  rent in excess of $50,000;

                           (xi) any contract for the purchase, sale or removal
                  of electricity, gas, water, telephone, coal, sewage, power or utility service, other than such contracts with local utilities entered into in the ordinary course of business;

                           (xii) any contract or agreement involving the
                  electronic exchange of information and amounts in excess of $50,000 annually; and

                           (xiii) any other contract involving payments in
                  excess of $100,000 annually.

                  (b) Except as set forth on SCHEDULE 4.6(b) (i) all of the material Industrial Power Transmission Contracts are in full force and effect and constitute legal, valid and binding obligations of the Sellers, the Sold Subsidiary and the Spanish Subsidiary to the extent a party thereto and, to the knowledge of the Sellers, the other parties thereto, (ii) each of the Sellers, the Sold Subsidiary and the Spanish Subsidiary has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under each such Industrial Power Transmission Contract to which it is a party and (iii) none of the Sellers, the Sold Subsidiary or the Spanish Subsidiary is in default in any material respect under any of the Industrial Power Transmission Contracts, and (iv) no event, occurrence or condition exists which, with the lapse of time, the giving of notice or both, would become a default in any material respect by any Seller, the Sold Subsidiary or the Spanish Subsidiary. None of the Sellers, the Sold Subsidiary or the Spanish Subsidiary has received any written notice of cancellation or termination or any written notice of default under any Industrial Power Transmission Contract. The Sellers have furnished Buyer with true and correct copies of each of the Material Contracts set forth on SCHEDULE 4.6(a), together with all amendments and supplements thereto.

                  4.7 PERMITS. The Sellers, the Sold Subsidiary and the Spanish Subsidiary hold, own or possess all material Permits required in order to conduct the Industrial Power Transmission Business, and all such material Permits are listed on SCHEDULE 4.7. Except as set forth on SCHEDULE 4.7 such Permits are in full force and effect, and none of the Sellers, the Sold Subsidiary or the Spanish Subsidiary is in default, or has received any written notice of any claim of default, with respect to any such Permit.

                  4.8 NO CONFLICT OR VIOLATION; CONSENTS AND APPROVALS

                  (a) Neither the execution, delivery or performance by any Seller of this Agreement or the Ancillary Agreements nor the consummation by the Sellers of the transactions contemplated hereby and thereby, will (i) violate or conflict with any provision of the articles of incorporation, bylaws, certificate of formation, limited liability company agreement of a Seller, the Sold Subsidiary or the Spanish Subsidiary, (ii) violate, conflict with, or result in or constitute a breach or default under (with the giving of notice or passage of time or both), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, or (iii) violate any Law or Governmental Order applicable to a Seller, the Sold Subsidiary or the Spanish Subsidiary.

                  (b) Other than in connection with the filing of a notification and report form under and compliance with the provisions of the HSR Act or as disclosed on SCHEDULE 4.8(b) hereto, no consent, approval or authorization of or from, notice to or declaration, filing or registration with any domestic or foreign Governmental Authority or any other person is required to be made or obtained by the Sellers in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where failure to obtain such consent, approval or authorization or to make such notice, declaration, filing or registration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially adversely affect the ability of the Sellers to consummate the transactions contemplated hereby.

                  4.9 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES

                  (a) The Financial Statements are set forth on SCHEDULE 4.9. Except as otherwise set forth on SCHEDULE 4.9, the Financial Statements in all material respects have been prepared in a manner consistent with the books and records of the Sellers, the Sold Subsidiary and the Spanish Subsidiary and have been prepared in accordance with the Accounting Principles consistently applied throughout the periods covered thereby, and fairly present in all material respects, consistent with the Accounting Principles, the financial condition and results of operations of the Industrial Power Transmission Business as of the respective dates or periods indicated thereon.

                  (b) To the knowledge of the Sellers, there are no Liabilities of the Sellers that are included within the Assumed Liabilities and there are no Liabilities of the Sold Subsidiary or the Spanish Subsidiary, except for (i) Liabilities provided for or set forth on the Interim Statement of Net Assets or the Closing Date Statement of Net Assets, (ii) Liabilities under contracts, Permits and other commitments, undertakings, agreements and arrangements disclosed on the Disclosure Schedule and under contracts, Permits and other commitments, undertakings, agreements and arrangements that are not required to be disclosed on the Disclosure Schedule, (iii) Liabilities reflected on the Disclosure Schedule, (iv) Liabilities that arise under this Agreement, (v) Liabilities that arise in the ordinary course of business, and (vi) Liabilities that are not, individually or in the aggregate, material to the Industrial Power Transmission Business.

                  4.10 LITIGATION. Except as set forth on SCHEDULE 4.10, (a) there is no Action pending or, to the knowledge of the Sellers, threatened (i) against or affecting the Industrial Power Transmission Business or the Industrial Power Transmission Assets, or (ii) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (b) none of the Sellers, the Sold Subsidiary or the Spanish Subsidiary is subject to any Governmental Order relating to the Industrial Power Transmission Business, and (c) there are no unsatisfied judgments against the Industrial Power Transmission Business or the Industrial Power Transmission Assets.

                  4.11 COMPLIANCE WITH LAW. The Sellers, the Sold Subsidiary and the Spanish Subsidiary are, in the conduct of the Industrial Power Transmission Business, in compliance in all material respects with all applicable Laws (other than Environmental, Occupational Safety and Health Laws, which are the subject of Section 4.15 hereof) and Governmental Orders relating to the Industrial Power Transmission Assets or the Industrial Power Transmission Business.

                  4.12 INTELLECTUAL PROPERTY

                  (a) SCHEDULE 4.12(a) sets forth all material Transferred Intellectual Property.

                  (b) Except as set forth in SCHEDULE 4.12(b) and the Intellectual Property Agreement, the Sellers, the Sold Subsidiary and the Spanish Subsidiary (i) own all right, title and interest in and to the Transferred Intellectual Property, (ii) have no obligation to compensate any person for the use of any Transferred Intellectual Property, and (iii) have not granted to any person any license, option or other rights in or to any Transferred Intellectual Property. Except as set forth in SCHEDULE 4.12(b), none of the Sellers, the Sold Subsidiary or the Spanish Subsidiary has received any written notice that any other person is claiming any ownership of, or right to use, any Transferred Intellectual Property. All patents and registered trademarks included among the Transferred Intellectual Property have been duly registered or filed in the United States Patent and Trademark Office or the appropriate foreign Governmental Authority, as applicable, and such registrations have been properly maintained and renewed in accordance with all applicable laws, rules and regulations.
         SCHEDULE 4.12(b) lists all unregistered trademarks included among the Transferred Intellectual Property.

                  (c) Except as set forth in SCHEDULE 4.12(c), the Sellers, the Sold Subsidiary and the Spanish Subsidiary own or possess sufficient rights in and to the Licensed Intellectual Property to grant Buyer the rights set forth in the Intellectual Property Agreement. Except as set forth in SCHEDULE 4.12(c), none of the Sellers, the Sold Subsidiary or the Spanish Subsidiary has received any written notice that any other person is claiming any ownership of or right to use any Licensed Intellectual Property in a manner that would conflict with the license rights granted to Buyer in the Intellectual Property Agreement.

                  (d) Except as set forth in SCHEDULE 4.12(d), the Sellers, the Sold Subsidiary and the Spanish Subsidiary own or possess sufficient rights in and to the Software to grant Buyer the rights set forth in the Software License Agreement. Except as set forth in SCHEDULE 4.12(d), none of the Sellers, the Sold Subsidiary or the Spanish Subsidiary has received any written notice that any other person is claiming any ownership of or right to use any Software in a manner that would conflict with the license rights granted to Buyer in the Software License Agreement.

                  4.13 SELLER PLANS

                  (a) SCHEDULE 4.13(a) sets forth a list of all Seller Plans or with respect to which any Seller, the Sold Subsidiary or the Spanish Subsidiary has any actual or contingent Liability. With respect to each Seller Plan (to the extent applicable), the Sellers have provided or made available to Buyer true and complete copies of (i) the current Seller Plan documents, including all amendments, (ii) each trust or other funding agreement relating to such Seller Plan, (iii) the annual report (IRS Form 5500 Series) filed with the IRS for the most recent three plan years, including all schedules thereto and opinions of independent accountant, (iv) the most recent summary plan description, and such other written summaries and descriptions furnished to participants, (v) the most recent determination letter issued by the IRS, (vi) all personnel, payroll, and employment manuals and policies,
         (vii) a written description of any Seller Plan that is not otherwise in writing, (viii) all insurance policies purchased by or to provide benefits under any Seller Plan, (ix) all reports submitted within the three years preceding the date of this Agreement by third party administrators, actuaries, investment managers, trustees, consultants, or other independent contractors with respect to any Seller Plan, (x) all notices that were given by any Seller or any ERISA Affiliate or any Seller Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the three years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 4.13, (xi) all notices that were given by the IRS, the PBGC, or the U.S. Department of Labor to any Seller, any ERISA Affiliate, or any Seller Plan within the three years preceding the date of this Agreement, and (xii) with respect to Seller Plans subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years for each such Seller Plan.

                  (b) All Seller Plans have been administered in all material respects in compliance with their terms and with the requirements of any applicable Laws, including, but not limited to ERISA and the Code and with any applicable collective bargaining agreement.

                  (c) No Seller Plan subject to Title IV of ERISA for which any Seller, the Sold Subsidiary or the Spanish Subsidiary was a contributing sponsor was terminated within six years prior to the date hereof, or was terminated more than six years prior to the date hereof unless such Seller, the Sold Subsidiary or the Spanish Subsidiary has no material contingent or actual liability with respect to such plan as of the date hereof (other than in a standard termination pursuant to Section 4041 of ERISA). None of the Sellers, the Sold Subsidiary or the Spanish Subsidiary has engaged in a transaction that may give rise to liability under Sections 4064 or 4069 of ERISA. None of the Sellers, the Sold Subsidiary or the Spanish Subsidiary is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Seller Plan. None of the Sellers, the Sold Subsidiary or the Spanish Subsidiary has any material liability for unpaid contributions with respect to any Seller Plan. None of the Sellers, the Sold Subsidiary or the Spanish Subsidiary is required to provide security to any Seller Plan under
         Section 307 of ERISA or Section 401(a)(29) of the Code. Each Seller Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered Industrial Power Transmission Employees which is intended to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) has received a determination letter that it is so qualified, and none of the Sellers, the Sold Subsidiary or the Spanish Subsidiary has knowledge of any facts which would adversely affect its qualified status. The Sellers, the Sold Subsidiary or the Spanish Subsidiary, as applicable, have paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each applicable Seller Plan for each plan year thereof for which such premiums are required. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any applicable Seller Plan as to which the reporting requirement has not been waived. No filing has been made by any Seller, the Sold Subsidiary or the Spanish Subsidiary with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Seller Plan, except for any Seller Plan terminated under the standard termination provisions of
         Section 4041 of ERISA. No condition exists and no event has occurred that could constitute grounds for the termination of, or the appointment of a trustee to administer, any Seller Plan by the PBGC. With respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA) to which any Seller, the Sold Subsidiary or the Spanish Subsidiary contributes or with respect thereto has any liability and which is subject to Title IV of ERISA, no event has occurred in connection with which any Seller, the Sold Subsidiary or the Spanish subsidiary could have any liability that would have a Material Adverse Effect.

                  (d) the Sellers and all ERISA Affiliates have performed all of their respective material obligations under all Seller Plans. The Sellers and all ERISA Affiliates have made appropriate entries in their financial records and statements for all obligations and Liabilities under such Seller Plans that have accrued but are not due in a manner consistent with the Accounting Principles.

                  (e) None of the Sellers, the Sold Subsidiary or the Spanish Subsidiary, nor, to the knowledge of the Sellers, any trustee or administrator of any Seller Plan, has engaged in a "prohibited transaction," as defined in Section 4975 of the Code, or a transaction prohibited by Section 406 of ERISA that could give rise to any material tax or penalty.

                  (f) No Seller or ERISA Affiliate has any material liability to the IRS with respect to any Seller Plan, including any liability imposed by Chapter 43 of the Code.

                  (g) No Seller or ERISA Affiliate has any material liability to the PBGC with respect to any Seller Plan or has any liability under ERISA Section 502 or Section 4071.

                  (h) At the end of its most recent plan year, each Seller Plan to which Section 412 of the Code or Section 302 of ERISA is applicable satisfied the minimum funding standards provided for in such Section and all required installments (within the meaning of Section 412(m) of the Code or Section 302(e) of ERISA), the due date for which is after the end of the most recent plan year but prior to the date hereof, have been made.

                  (i) No Seller or any ERISA Affiliate has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any multiemployer plan as that term is defined in Section 3(37) of ERISA.

                  (j) Each Seller Plan which is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA and which is a "group health plan," as defined in Section 607(l) of ERISA, has been operated in compliance in all material respects with provisions of Part 6 of Title 1, Subtitle B of ERISA and Section 4980B of the Code at all times.

                  (k) With respect to any Seller Plan, each such plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable Laws, statutes, orders, rules and regulations (including without limitation any special provisions relating to the tax status of contributions to, earnings of or distributions from such plans where each such plan was intended to have such tax status) and has been maintained in good standing with applicable regulatory authorities.

                  (l) SCHEDULE 4.13(l) sets forth a true and complete list of each works council, union or other labor organization which has to be notified or consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement and each collective bargaining agreement which has any impact on the terms and conditions of employment of the Transferred Employees.

                  (m) The representations and warranties set forth in Sections 4.13(c) and (h) are also true with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained, sponsored, administered or contributed to by any entity which is in the same "controlled group" (as defined in Section 4001(a)(14) of ERISA or Section 414(b), (c), (m) or (o) of the Code) as any applicable Seller, the Sold Subsidiary or the Spanish Subsidiary.

                  (n) SCHEDULE 4.13(n) sets forth a list and identifies the status of all Seller Plans that provide or provided benefits to retirees (other than pensions).

                  (o) There are no accrued but unpaid contributions with respect to the Mark IV Pension Plan.

                  4.14 TAX MATTERS

                  (a) The Sellers (and any affiliated group of which any Seller is now or has been a member) has timely filed with the appropriate Taxing Authorities all Tax Returns with respect to the Industrial Power Transmission Assets and the Industrial Power Transmission Business required to be filed through the date hereof and will timely file any such Tax Returns required to be filed on or prior to the Closing Date.

                  (b) All material Taxes with respect to the Industrial Power Transmission Assets and the Industrial Power Transmission Business, in respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in the Closing Date Statement of Net Assets.

                  (c) Each of the Sold Subsidiary and the Spanish Subsidiary has timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed through the date hereof and will timely file any such Tax Returns required to be filed on or prior to the Closing Date. No federal, state, local or foreign audits or other proceedings exist with respect to any Taxes or Tax Returns relating to the Sold Subsidiary or the Spanish Subsidiary. The Sellers have not received any written notice that an audit or other proceeding is pending or threatened with respect to Taxes or Tax Returns relating to the Sold Subsidiary or the Spanish Subsidiary.

                  (d) All material Taxes of the Sold Subsidiary and the Spanish Subsidiary have been timely paid, or will be timely paid, or an adequate reserve has been established therefor as set forth in the Closing Date Statement of Net Assets.

                  (e) No waivers of statutes of limitation with respect to any Tax Returns have been given by or requested from the Sold Subsidiary or the Spanish Subsidiary.

                  (f) There are no liens for Taxes on or against any of the Industrial Power Transmission Assets or any assets of the Sold Subsidiary or the Spanish Subsidiary, other than Permitted Tax Liens.

                  (g) None of the Industrial Power Transmission Assets or assets of the Sold Subsidiary or the Spanish Subsidiary is (i) property that is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code; (ii) "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) property which directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                  (h) Neither the Sold Subsidiary nor the Spanish Subsidiary has consented at any time under Section 341(f)(1) of the Code (or similar provisions of state and local law) to have the provisions of Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(c) of the Code). Neither the Sold Subsidiary nor the Spanish Subsidiary has agreed to make, and is not required to make, any adjustment under Section 481(a) of the Code (or similar provisions of state and local law) by reason of a change in accounting method or otherwise.

                  (i) There are no tax sharing agreements or similar arrangements currently in effect (whether written or unwritten) with respect to or involving the Sold Subsidiary or the Spanish Subsidiary. Neither the Sold Subsidiary nor the Spanish Subsidiary has any obligation to pay the Tax liabilities of any other person under Treasury Regulation Section 1.1502-6 or any similar provision of foreign law.

                  (j) Neither the Sold Subsidiary nor the Spanish Subsidiary is a party to any joint venture or partnership that is treated as a partnership for federal income tax purposes.

                  (k) Neither the Sold Subsidiary nor the Spanish Subsidiary is a party to any agreements or arrangements that would result, individually or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, including, without limitation, as a result of any event connected with the acquisition of the Industrial Power Transmission Assets by Buyer or any other transaction contemplated herein.

                  (l) Notwithstanding the foregoing, the representations and warranties set forth in Sections 4.14(a) and (b) hereof shall not be applicable to the extent that the Industrial Power Transmission Assets cannot be made subject to Tax liens, and Buyer cannot be held liable for Taxes relating to matters constituting any breach of such representations and warranties.

                  4.15 ENVIRONMENTAL MATTERS

                  (a) The following terms, when used in this Section 4.15 and elsewhere in this Agreement, shall have the following meaning . Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                           (i) "ENVIRONMENTAL, OCCUPATIONAL SAFETY AND HEALTH
                  LAWS" shall mean any Law relating to the regulation, protection or clean-up of the environment or the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal or Release of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1990, as amended, 42 U.S.C.ss.9601 ET SEQ., the Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss.6901 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss.1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C.ss.2601 ET SEQ.; the Clean Air Act, 42 U.S.C.ss.7401 ET SEQ.; and the Safe Drinking Water Act, 42 U.S.C.ss.3908 ET SEQ. and any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                           (ii) "HAZARDOUS MATERIALS" shall mean (i) any
                  petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde, PCBs, and radon gas, and (ii) any waste or other substance that is listed, defined, designed, or classified as, or otherwise determined to be, hazardous, radioactive or toxic, or a pollutant or a contaminant under any applicable Environmental Law.

                           (iii) "RELEASE" shall mean and include any spilling,
                  leaking, pumping, pouring, emitting, emptying, discharging, dispersing, injecting, escaping, leaching, dumping, migrating or disposing into the environment or the workplace of any Hazardous Materials, and otherwise as defined in any Environmental Law.

                  (b) Except as set forth on SCHEDULE 4.15(b), (i) each of the Sellers, the Sold Subsidiary and the Spanish Subsidiary is, with respect to the Industrial Power Transmission Business and the Industrial Power Transmission Assets, and the Sold Subsidiary and the Spanish Subsidiary is, in compliance in all materials respects with all Environmental, Occupational Safety and Health Laws applicable to the Industrial Power Transmission Business, the Industrial Power Transmission Assets and the Sold Subsidiary or the Spanish Subsidiary;
         (ii) there has been no Release or to the knowledge of the Sellers a threat of Release of any Hazardous Materials on, upon, into or from any Facilities, whether by any Seller, the Sold Subsidiary or the Spanish Subsidiary or any other Person for whose conduct it is or may be held responsible in quantities or at levels requiring remediation or reporting under any Environmental, Occupational Safety and Health Law; and (iii) there are no above-ground or underground storage tanks located at any Facility.

                  (c) Except as set forth on SCHEDULE 4.15(c), none of the Sellers, the Sold Subsidiary or the Spanish Subsidiary has received any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release of any Hazardous Materials at or affecting any Facility, including any obligation to undertake or bear the cost of any remediation or cleanup with respect to any Facility, or with respect to any Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by such Seller, the Sold Subsidiary, the Spanish Subsidiary or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated stored, handled, transferred, disposed, recycled, or received or (ii) any alleged violation of or non-compliance with any Environmental, Occupational Safety and Health Law or the conditions of any Permit required under any Environmental, Occupational Safety and Health Law affecting any Facility or the Industrial Power Transmission Business. None of the Sellers, the Sold Subsidiary or the Spanish Subsidiary or any other Person for whose conduct it is or may be held responsible is subject to any Governmental Order with respect to matters subject to regulation under any Environmental, Occupational Safety and Health Law nor has any Seller, the Sold Subsidiary or the Spanish Subsidiary received written notice, citation, summons, warning or other written communication of any Claim or Action by any person alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Materials at, on, under, in, to or from any Facilities or in connection with the operation of the Industrial Power Transmission Business, or with respect to any Facility to or by which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by such Seller, the Sold Subsidiary, the Spanish Subsidiary or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) SCHEDULE 4.15(d) contains a complete list of all material Permits, consents, licenses and authorizations, required in order to conduct the Industrial Power

         Transmission Business, issued to or obtained by the Sellers, the Sold Subsidiary or the Spanish Subsidiary under the Environmental, Occupational Safety and Health Laws, and each Seller, the Sold Subsidiary and the Spanish Subsidiary is in compliance with the terms and conditions of such Permits. The Sellers have delivered to Buyer true and complete copies and results of any environmental reports, laboratory analyses, tests, or monitoring possessed or initiated by such Seller, the Sold Subsidiary or the Spanish Subsidiary pertaining to Hazardous Materials in, on, or under any Facility, or concerning compliance by such Seller, the Sold Subsidiary, the Spanish Subsidiary or any other Person for whose conduct they are or may be held responsible, with Environmental, Occupational Safety and Health Laws with respect to the operation of the Facilities.

                  4.16 NO BROKERS OR FINDERS. Except for SG Advisers, the fees of which are the sole responsibility of the Sellers, the Sellers have not engaged or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

                  4.17 PRODUCT WARRANTY

                  (a) Except as set forth on SCHEDULE 4.17(a), since January 1, 2000, none of the Sellers, the Sold Subsidiary or the Spanish Subsidiary has received any written claims in excess of $50,000 for product liability or breach of warranty (whether or not covered by insurance), nor has any Seller, the Sold Subsidiary or the Spanish Subsidiary given written notice to any customer of any defect or deficiency with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing. Except as set forth on SCHEDULE 4.17(a), no products sold or manufactured by the Industrial Power Transmission Business have at any time been subject to any voluntary or governmental recall, and, to the knowledge of the Sellers, there is no presently existing circumstance that would constitute a valid basis therefor.

                  (b) SCHEDULE 4.17(b) contains true, correct and complete copies of all forms of product warranties issued with respect to products sold by the Industrial Power Transmission Business within the last three years.

                  4.18 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. SCHEDULE 4.18 sets forth a complete and accurate list of the names and addresses of (a) the ten
(10) largest customers of the Industrial Power Transmission Business for the most recent fiscal year, showing the approximate total sales in dollars by the Industrial Power Transmission Business to each such customer during such fiscal year and (b) the ten (10) largest suppliers of the Industrial Power Transmission Business for the most recent fiscal year, showing the approximate total purchases in dollars by the Industrial Power Transmission Business from each such supplier during such fiscal year. None of the Sellers, the Sold Subsidiary or the Spanish Subsidiary has received any written notice from any customer or supplier named on

SCHEDULE 4.18 of any intention to terminate or materially reduce purchases from, or supplies to, the Industrial Power Transmission Business.

                  4.19 INSURANCE. SCHEDULE 4.19 contains a complete list of the current insurance policies held on the date hereof by the Sellers, the Sold Subsidiary and the Spanish Subsidiary in respect of the Industrial Power Transmission Business, copies of which have been provided to Buyer. None of the Sellers, the Sold Subsidiary or the Spanish Subsidiary has received (i) any written notice of cancellation of any such policies or refusal of coverage thereunder, (ii) any written notice that any issuer of any of such policies has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated; (iii) any other written notice that such policies are no longer in full force and effect or that the issuer of any of such policies is no longer willing or able to perform its obligations thereunder, or (iv) any written notice that any issuer of any such policies intends to substantially increase rates or that substantial capital improvements or other expenditures will have to be made in order to continue such insurance at present rates.

                  4.20 LABOR RELATIONS. Except as set forth on SCHEDULE 4.20, none of the Sellers, the Sold Subsidiary or the Spanish Subsidiary is party to or bound by any collective bargaining agreement with respect to the Industrial Power Transmission Business or any of the employees of the Industrial Power Transmission Business. There is no labor strike, slowdown, lockout or other work stoppage due to labor disagreements pending or, to the knowledge of the Sellers, threatened against the Sellers, the Sold Subsidiary or the Spanish Subsidiary with respect to the Industrial Power Transmission Business. Except as set forth on SCHEDULE 4.20, (a) there is no unfair labor practice charge or complaint pending against any Seller, the Sold Subsidiary or the Spanish Subsidiary before the National Labor Relations Board or any comparable state, local or foreign agency with respect to the Industrial Power Transmission Business, and (b) there is no written grievance currently being asserted against any Seller, the Sold Subsidiary or the Spanish Subsidiary with respect to the Industrial Power Transmission Business.

                  4.21 EMPLOYEES

                  (a) Except as set forth on SCHEDULE 4.21(a), each Seller, the Sold Subsidiary and the Spanish Subsidiary is and has been in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such laws respecting employment discrimination, occupational safety and health and unfair labor practices.

                  (b) Neither any Seller, the Sold Subsidiary nor the Spanish Subsidiary is delinquent in any material respect in payments to any of its employees of the Industrial Power Transmission Business for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such Employees.

                  (c) Except as set forth in SCHEDULE 4.21(c), the employment of each of the Sellers', the Sold Subsidiary's and the Spanish Subsidiary's employees employed in the Industrial Power Transmission Business is terminable at will by the Sellers, the Sold Subsidiary or the Spanish Subsidiary.

                  (d) SCHEDULE 4.21(d) contains a true and complete list, as of the date hereof, of all employees of each Seller, the Sold Subsidiary and the Spanish Subsidiary who are dedicated to the Industrial Power Transmission Business and entitled to an annual salary in excess of $75,000. None of the Sellers, the Sold Subsidiary or the Spanish Subsidiary owes any employee any sum in excess of $1,000 individually that has not been provided for on the Closing Date Statement of Net Assets, other than amounts owing for accrued wages or salaries for the current payroll period.

                  (e) SCHEDULE 4.21(e) contains a true and complete list, as of the date hereof, of the Industrial Power Transmission Employees based in Italy or the United Kingdom.

                  4.22 ACCOUNTS RECEIVABLE. The accounts receivable included among the Industrial Power Transmission Assets (i) arose only from bona fide transactions in the ordinary course of business, and (ii) represent valid and binding obligations of the account debtors, not subject to defense or offset to which such receivables relate.

                  4.23 INVENTORIES. The value at which the Inventory is shown on the Financial Statements has been determined in accordance with the normal valuation policy of the Sellers, the Sold Subsidiary, the Spanish Subsidiary and the Industrial Power Transmission Business, consistently applied. Except as set forth on the Financial Statements, the Inventories included in the Financial Statements are of good, usable and merchantable quality in all material respects, and, except as set forth in SCHEDULE 4.23, do not include a material amount of obsolete or discontinued items. The work in process Inventory is capable of being manufactured into saleable finished goods. SCHEDULE 4.23 contains a complete description of the discount activity currently conducted by the Industrial Power Transmission Business.

                  4.24 BANK ACCOUNT; POWERS OF ATTORNEY. SCHEDULE 4.24 lists all accounts and safe deposit boxes relating to the Industrial Power Transmission Business that will be included as Industrial Power Transmission Assets at any bank or other financial institution of the Sellers, the Sold Subsidiary and the Spanish Subsidiary, and the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes. SCHEDULE 4.24 also lists all powers of attorney primarily relating to the Industrial Power Transmission Business entered into by the Sellers, the Sold Subsidiary or the Spanish Subsidiary.

                  4.25 CERTAIN PAYMENTS. None of the Sellers, the Sold Subsidiary, the Spanish Subsidiary or any director, officer, agent or employee thereof has, directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payments kick- back, or other payment to any person, private or public, regardless of form, whether in money, property or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Industrial Power Transmission Business, or in violation of any law, rule, regulation or other legal requirement, or (b) established or maintained any fund or bank account that has not been recorded in the books and records of the Sellers, the Sold Subsidiary or the Spanish Subsidiary.

                  4.26 BOOKS AND RECORDS. The minute books, equity record books and other records of the Sold Subsidiary and the Spanish Subsidiary, all of which have been made available to Buyer, are accurate and complete in all material respects. The minute books of the Sold Subsidiary and the Spanish Subsidiary contain accurate and complete records of all meetings held of, and corporate action taken by, such Sold Subsidiary's and Spanish Subsidiary's respective stockholders, directors and directors' committees. At the time of the Closing, all of the books and records of the Sold Subsidiary and the Spanish Subsidiary will be in the possession of the Sold Subsidiary and the Spanish Subsidiary.

                                   ARTICLE V.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to the Sellers as follows:

                  5.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

                  5.2 AUTHORIZATION. Buyer or an affiliate thereof has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by Buyer or an affiliate thereof and, assuming the due authorization, execution and delivery of this Agreement and each Ancillary Agreement by Seller, is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                  5.3 NO CONFLICT OR VIOLATION; CONSENTS AND APPROVALS

                  (a) Neither the execution, delivery or performance by Buyer of this Agreement or the Ancillary Agreements nor the consummation by Buyer of the transactions contemplated hereby and thereby, will (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) violate, conflict with, or result in or constitute a breach or default under (with the giving of notice or passage of time or both), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any material contract or agreement to which Buyer is a party or by which its assets are bound, or (iii) violate any Law or Governmental Order applicable to Buyer.

                  (b) Other than in connection with the filing of a notification and report form under and compliance with the provisions of the HSR Act, no consent, approval or authorization of or from, notice to or declaration, filing or registration with any domestic or foreign Governmental Authority or any other person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where failure to obtain such consent, approval or authorization or to make such notice, declaration, filing or registration would not reasonably be expected to have a material adverse effect on Buyer or to materially adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

                  5.4 NO BROKERS OR FINDERS. Buyer has not engaged or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of any Seller or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

                  5.5 FINANCING. Buyer has cash on hand and/or committed lines of credit sufficient, in the aggregate, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to satisfy all other costs and expenses arising in connection herewith and therewith.

                                   ARTICLE VI.
                       COVENANTS OF THE SELLERS AND BUYER

                  The Sellers and Buyer each covenant with the other as follows:

                  6.1 FURTHER ASSURANCES

                  (a) Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing.

                  (b) Each of the parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of any Governmental Authorities required in connection with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, within five (5) days after the date hereof, each of Buyer and the Sellers shall file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act (collectively, the "HSR FILING") in connection with this Agreement and transactions contemplated hereby, and will use its reasonable best efforts to seek the expiration or earlier termination of the applicable waiting period under the HSR Act, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, PROVIDED, HOWEVER, that neither party shall be obligated to take any action reasonably likely to impact in an adverse manner the economic or business benefits of the transactions contemplated by this Agreement including, without limitation, the divestiture of any other asset or business.

                  6.2 NO SOLICITATION. From the date hereof through the Closing or the earlier termination of this Agreement, the Sellers shall not, and shall cause their Representatives not to, directly or indirectly, solicit, initiate or encourage the submission of any inquiry or proposal by any person, or participate in any negotiations with, or provide any material non-public information to, any person, other than Buyer, its affiliates and Representatives, concerning any sale of all or substantially all of the Industrial Power Transmission Assets or the Industrial Power Transmission Business. The Sellers agree not to release any third party from, or waive any provision of, any confidentiality or standstill agreement relating to the Industrial Power Transmission Assets or the Industrial Power Transmission Business to which any Seller, the Sold Subsidiary or the Spanish Subsidiary is a party and further agree to assign to Buyer at Closing all of the Sellers' rights under such confidentiality or standstill agreements.

                  6.3 NOTIFICATION OF CERTAIN MATTERS. From the date hereof through the Closing, the Sellers shall give notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any Exhibit or Schedule hereto to be untrue or inaccurate, (b) any failure of the Sellers, or their affiliates, or of any of their respective Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Exhibit or Schedule hereto and (c) whether such occurrence or non-occurrence gives Buyer that right to terminate this Agreement pursuant to Section 10.1(a)(iii) hereof. In such event,
(x) if the Sellers have notified Buyer in accordance with this Section 6.3 that Buyer has the right to terminate this Agreement pursuant to Section 10.1(a)(iii) hereof by reason of such development and Buyer fails to exercise such right prior to the Closing, the written notice provided by the Sellers to Buyer pursuant to this Section 6.3 shall be deemed (i) to have amended the Disclosure Schedule,
(ii) to have qualified the representations and warranties contained in Article IV hereof, and (iii) to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development, and
(y) if the Sellers have notified Buyer in accordance with this Section 6.3 that Buyer does not have the right to terminate this Agreement pursuant to Section 10.1(a)(iii), then any remedies with respect to such development available to Buyer under Section 9.4 hereof shall remain available to Buyer after the Closing.

                  6.4 ACCESS BY BUYER. From the date hereof through the Closing, the Sellers shall permit (and shall cause their Representatives to permit) Buyer and its Representatives to have access at all reasonable times within normal business hours, and in a manner so as not to interfere with the normal business operations of the Industrial Power Transmission Business, to all Industrial Power Transmission Assets, the Facilities, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Industrial Power Transmission Business as may be reasonably requested by Buyer. In addition, with respect to investigations relating to Environmental, Occupational Safety and Health Laws, Buyer shall (i) have access to the Facilities, (ii) be entitled to interview the environmental managers located at the Facilities, and (iii) subject to the Sellers' prior consent with respect to such assessments, be entitled to conduct reasonable environmental, health and safety assessments of any of the Facilities, including potential soil and/or groundwater sampling, PROVIDED that in the case of each of clauses (i) through (iii) such activities by Buyer must be within normal business hours and in a manner so as not to interfere with the normal business operations of the Industrial Power Transmission Business. If the Sellers withhold their consent to the assessments proposed by Buyer to be conducted pursuant to clause (iii) of the previous sentence, Buyer shall have the right to terminate this Agreement in accordance with Section 10.1 hereof. Any information furnished to Buyer or which Buyer receives in exercising its rights pursuant to this Section 6.4 shall be subject to the terms of the Confidentiality Agreement.

                  6.5 CONDUCT OF BUSINESS. From the date hereof through the Closing, the Sellers shall, except as contemplated by this Agreement, or as consented to by Buyer in writing, operate the Industrial Power Transmission Business in the ordinary course of business. Without limiting the generality of the foregoing, the Sellers shall not, and shall not permit the Sold Subsidiary or the Spanish Subsidiary to, except as contemplated by this Agreement or as consented to by Buyer in writing, take any of the following actions from the date hereof through the Closing with respect to the Industrial Power Transmission Business or the Industrial Power Transmission Assets, as applicable:

                  (a) operate the Industrial Power Transmission Business other than in the ordinary course and, in connection therewith, shall use all commercially reasonable efforts to preserve intact the business and goodwill of each Seller, the Sold Subsidiary and the Spanish Subsidiary;

                  (b) change or amend the certificate of incorporation or bylaws of the Sold Subsidiary or the Spanish Subsidiary;

                  (c) enter into, extend, materially modify, terminate or renew any contract or lease, except in the ordinary course of business and not involving payments in excess of $100,000;

                  (d) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Industrial Power Transmission Assets having a book value individually in excess of $10,000 as of the date hereof, or any interests therein, except the Sellers will produce, maintain and sell Inventory consistent with its past practices;

                  (e) incur any Liability for long-term interest bearing indebtedness, guarantee the obligations of others, indemnify others or, except in the ordinary course of business, incur any other Liability;

                  (f) (i) take any action with respect to the grant of any bonus, severance or termination pay (except to the extent legally obligated pursuant to policies or agreements of the Sellers, the Sold Subsidiary or the Spanish Subsidiary in effect on the date hereof that are described on the Disclosure Schedule) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing Seller Plan or policy; (ii) make any change in the key management structure of the Industrial Power Transmission Business, including without limitation the hiring of additional officers or the termination of existing officers; (iii) adopt, enter into or amend any Seller Plan, agreement (including without limitation any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required to comply with applicable Regulations; or (iv) fail to maintain all Seller Plans in accordance with applicable Regulations;

                  (g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

                  (h) fail to expend funds for budgeted capital expenditures or commitments, unless requested by Buyer in writing, or make any non-budgeted capital expenditure or commitment;

                  (i) willingly allow or permit to be done, any act by which any Insurance Coverage may be suspended, rescinded, forfeited, impaired or canceled;

                  (j) (i) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge when due any Liabilities, in the ordinary course of business or (ii) fail to collect its accounts receivable in the ordinary course of business;

                  (k) enter into, renew, modify or revise any agreement or transaction with any affiliate of a Seller, the Sold Subsidiary or the Spanish Subsidiary (other than for the transfer of cash to the Sellers in accordance with the Sellers' ordinary course cash management practices with respect to the Industrial Power Transmission Business) other than in the ordinary course of business;

                  (l) fail to maintain the Industrial Power Transmission Assets in substantially their current state of repair, excepting normal wear and tear, in the ordinary course of business;

                  (m) make any loans or advances to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, any individual;

                  (n) make any income tax election or settlement or compromise with tax authorities, PROVIDED that this covenant shall only apply with respect to the Sold Subsidiary and the Spanish Subsidiary;

                  (o) fail to comply in any material respect with all regulations applicable to the Industrial Power Transmission Assets and the Industrial Power Transmission Business;

                  (p) intentionally do any other act that would cause any representation or warranty of the Sellers in this Agreement to be or become untrue in any material respect;

                  (q) fail to use its best efforts to (i) retain the employees of the Industrial Power Transmission Business and (ii) maintain the Industrial Power Transmission Business so that such employees will remain available to the Industrial Power Transmission Business on and after the Closing Date, (iii) maintain existing relationships with suppliers, customers and others having business dealings with the Industrial Power Transmission Business and (iv) otherwise to preserve the goodwill of the Industrial Power Transmission Business so that such relationships and goodwill will be preserved on and after the Closing Date;

                  (r) except as disclosed on SCHEDULE 6.5(r), permit the Sold Subsidiary to (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to its capital stock, or
         (ii) directly or indirectly redeem, purchase or otherwise acquire any of its capital stock, or (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other security in respect thereof; or

                  (s) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

                  6.6 EMPLOYEE MATTERS

                  (a) OFFER OF EMPLOYMENT.

                           (i) Effective as of the Closing Date all employees of
                  the Sellers, the Sold Subsidiary and the Spanish Subsidiary actively employed with respect to the Industrial Power Transmission Business on the Closing Date who become employed by Buyer or a Buyer ERISA Affiliate by operation of law in connection with the consummation of the transaction contemplated by this Agreement shall be employed by Buyer or a Buyer ERISA Affiliate under such terms and conditions as are in accordance with the requirements of local law, except for any such employee who refuses to transfer his employment to Buyer or a Buyer ERISA Affiliate in accordance with applicable laws.

                           (ii) With respect to all employees of the Sellers,
                  the Sold Subsidiary and the Spanish Subsidiary actively employed with respect to the Industrial Power Transmission Business on the Closing Date (including without limitation any such employees who are on vacation or short term disability as of the Closing Date) who are not employed in a jurisdiction in which the transfer of employment of such employees to Buyer will be achieved by operation of law in connection with the consummation of the transaction contemplated by this Agreement, Buyer or a Buyer ERISA Affiliate shall offer employment to such employees at rates of pay and on such other terms and conditions (including benefit plan coverages) as are, in the aggregate substantially comparable to those in effect with the Sellers, the Sold Subsidiary or the Spanish Subsidiary, as the case may be, immediately prior to the Closing Date, with it being expressly acknowledged by the parties that SCHEDULE 6.6(a)(ii)(1) sets forth the list of non-production employees of the Sellers located in North America who will receive offers of employment. In addition to such individuals, such offers of employment shall be extended to those employees of the Sellers who are engaged in providing corporate services with respect to the Industrial Power Transmission Business and who are set forth on SCHEDULE 6.6(a)(ii)(2). Notwithstanding the foregoing, Buyer or a Buyer ERISA Affiliate shall, upon notification of and cooperation with the Sellers, offer employment to corporate employees of the Sellers based in Miamisburg, Ohio who are primarily engaged in providing corporate and/or information technology services with respect to the Industrial Power Transmission Business and the management employees of the Sellers located in Louisville, Kentucky who are primarily engaged in providing warehouse and distribution services with respect to the Industrial Power Transmission Business and who are set forth on SCHEDULE 6.6(a)(ii)(3) during or upon the completion of the period during which the Sellers provide Buyer with information technology and other services pursuant to the Transition Services Agreement. The Sellers shall cooperate with and use reasonable efforts to assist Buyer in its efforts to secure reasonably satisfactory employment arrangement with the above described employees.

                           (iii) All employees of the Sellers, the Sold
                  Subsidiary and the Spanish Subsidiary who become employed by Buyer or a Buyer ERISA Affiliate in accordance with Section 6.6(a)(i) and Section 6.6(a)(ii) shall be referred to herein as "TRANSFERRED EMPLOYEES". Except as otherwise specifically set forth herein, the Sellers shall have no responsibility whatsoever for any Liabilities or obligations which relate in any way to such Transferred Employee's employment service with Buyer. The Sellers shall remain responsible and liable for any and all Liabilities or obligations which relate in any way to any employee of the Sellers, the Sold Subsidiary and the Spanish Subsidiary who does not become a Transferred

                  Employee. In addition, except as otherwise provided under this Agreement with respect to each Transferred Employee, the Sellers shall remain responsible for all Liabilities and obligations accruing through the date such employee becomes a Transferred Employee.

                           (iv) The Sellers and Buyer agree that as of the
                  Closing Date, employees will be added to SCHEDULE 6.6(a)(ii)(1), SCHEDULE 6.6(a)(ii)(2) and SCHEDULE 6.6(a)(ii)(3), to reflect new hires hired by the Sellers, the Sold Subsidiary and the Spanish Subsidiary in connection with the Industrial Power Transmission Business during the period between the date of this Agreement and the Closing Date or to include an employee who was inadvertently excluded from such Schedules, in each case subject to the consent of Buyer, provided that such consent shall not be unreasonably withheld. The Sellers and Buyer further agree that as of the Closing Date, employees will be deleted from such Schedules to reflect retirements, resignations, dismissals and discharges during the period between the date of this Agreement and the Closing Date. All references to SCHEDULE 6.6(a)(ii)(1), SCHEDULE 6.6(a)(ii)(2) and SCHEDULE 6.6(a)(ii)(3) in this Agreement shall refer to such Schedules as updated and delivered on the Closing Date in accordance with this subsection.

                  (b) Effective as of the Closing Date (or any later date that an individual becomes a Transferred Employee), Buyer shall, or cause a Buyer ERISA Affiliate to, consistent with its obligations under Section 6.6(a)(ii) hereof to provide substantially comparable benefits, establish or maintain such employee benefit plans, programs and arrangements as Buyer deems necessary (the "BUYER PLANS"). The Buyer Plans shall recognize each Transferred Employee's prior service with the Sellers or their affiliates that is recognized under the comparable Seller Plan (and prior service with the Sellers' predecessors to the extent such prior service is recognized under the comparable Seller
         Plan) for participation and vesting purposes, but not benefit accrual or contribution purposes; PROVIDED, HOWEVER, that the Buyer Plans shall recognize such prior service for benefit accrual and contribution purposes (A) to the extent that assets and liabilities are transferred to a Buyer Plan from a Seller Plan and (B) with respect to the pension plan of the Spanish Subsidiary. In addition, neither Buyer nor any Buyer ERISA Affiliate shall assume or be responsible for any Liability under any United Kingdom occupational pension plan other than as may be required by Law, and the Sellers shall retain and remain responsible for all such Liabilities.

                  (c) Effective as of the date an individual becomes a Transferred Employee, such Transferred Employee shall cease to be covered by the Sellers' employee welfare benefit plans, including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance, disability coverage (collectively, "SELLER WELFARE PLANS"). The Sellers shall retain responsibility for all medical and dental benefit, long term disability benefit and other welfare benefit claims incurred by employees of the Sellers, the Sold Subsidiary and the Spanish Subsidiary prior to the date they become Transferred Employees. For purposes of this subsection, a claim shall be deemed to have been incurred (A) with respect to medical and dental benefit claims, on the date the medical service giving rise to the claim is performed and (B) with respect to disability claims, on the date the individual becomes disabled. With respect to the Transferred Employees, effective as of the date an individual becomes a Transferred Employee, Buyer shall cause all applicable Buyer Plans that provide medical or dental coverage, life and accident insurance, and disability or similar coverage (collectively, "BUYER WELFARE PLANS") to waive pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or similar provisions to the extent such exclusions, requirements and provisions were waived or satisfied under the applicable Seller Welfare Plan as of the Closing Date. In addition, Buyer shall cause the applicable Buyer Welfare Plans to credit Transferred Employees with amounts credited by the Sellers under the Sellers' group health and dental plans toward the satisfaction of annual deductible and out-of-pocket maximums under such group health and dental plans during the calendar year in which an employee of a Seller, the Sold Subsidiary or the Spanish Subsidiary (or other individual in accordance with Section 6.6(a)(ii) becomes a Transferred Employee.

                  (d) Effective as of the Closing Date, Buyer will assume the Sellers' obligations, duties and Liabilities to provide retiree health benefits and life insurance benefits to any Transferred Employee and any former Industrial Power Transmission Employee and the spouse and dependents of any such Transferred Employee or former Industrial Power Transmission Employee (including, without limitation, any such obligations with respect to current or former union and non-union Industrial Power Transmission Employees located in Springfield, Missouri) under the retiree benefit plans listed on SCHEDULE 6.6(d), and Buyer will indemnify and hold harmless the Sellers and their ERISA Affiliates from and against any Claims or Losses arising in connection with or relating to such benefits other than any Claims or Losses that arise out of any breach or default under the such plans by the Sellers or any ERISA Affiliate occurring on or prior to the Closing Date.

                  (e) Effective as of the Closing Date, Buyer shall cause to be established a defined benefit pension plan (the "BUYER PENSION PLAN") for the benefit of participants (including retired and deferred vested participants) in the Mark IV Industries, Inc. and Subsidiaries Employees' Retirement Income Fund, as amended from time to time (the "MARK IV PENSION PLAN"), as of the Closing Date who are Transferred Employees or who subsequently become Transferred Employees or who retired or whose employment was terminated prior to the Closing Date and whose employment prior to their retirement or termination of employment was in connection with the Businesses set forth on SCHEDULE 6.6(e) ("FORMER BUSINESS EMPLOYEES") (including alternate payees related thereto) (such participants and alternate payees being hereinafter referred to as the "TRANSFERRED PENSION PLAN PARTICIPANTS"). The Buyer Pension Plan shall have terms substantially similar to the Mark IV Pension Plan as in effect immediately prior to the Closing Date, with respect to services prior to the Closing Date, preserving all accrued benefits with respect to the Transferred Pension Plan Participants. The Transferred Employees shall be given credit in the Buyer Pension Plan for service with the Sellers and their ERISA Affiliates (and any predecessor employer, to the extent such credit was given under the Mark IV Pension Plan) for purposes of determining participation and vesting service under the Buyer Pension Plan and with respect to Transferred Pension Plan Participants for benefit accrual and contribution purposes. In addition, the Sellers agree to vest each Transferred Pension

         Plan Participant in his or her accrued benefit earned through the Closing Date or any later date that the individual becomes a Transferred Employee. In connection with the foregoing, the following actions will be taken:

                           (i) At the time and in the manner set forth in
                  subsection (ii) below, the Mark IV Pension Plan sponsor shall cause to be transferred to the Buyer Pension Plan a pro-rata portion of the assets of the Mark IV Pension Plan in an amount equal to the total assets of the Mark IV Pension Plan as of the Closing Date multiplied by the accumulated benefit obligations with respect to the Transferred Pension Plan Participants under the Mark IV Pension Plan as of the Closing Date divided by the total accumulated benefit obligations with respect to all participants under the Mark IV Pension Plan as of the Closing Date, plus interest on such amount from the Closing Date until the date of transfer described in subsection (ii) below using the Interest Rate.

                           (ii) The accumulated benefit obligations pursuant to
                  subsection (i) above shall be determined in accordance with ERISA Section 4044 and Code Section 414(l) and based on the actuarial methods and assumptions set forth on SCHEDULE 6.6(e)(ii) attached hereto. The Sellers' actuaries will make a reasonable, good faith estimate of the amount of assets to be transferred in accordance with subsection (i), and the Sellers will, within sixty (60) days of the Closing Date (such date being hereinafter referred to as the "PRELIMINARY TRANSFER DATE"), cause 90% of such estimated amount, along with interest thereon calculated from the Closing Date until the Preliminary Transfer Date using the Interest Rate, to be transferred from the Mark IV Pension Plan to the Buyer Pension Plan. The Sellers' actuaries shall complete the calculation of the amount of assets to be transferred pursuant to subsection
                  (i) on or before December 31, 2001. If the amount of assets to be transferred pursuant to subsection (i) exceeds the amount of assets transferred on the Preliminary Transfer Date, the Sellers will cause such excess, along with interest thereon calculated from the Closing Date until the actual transfer of such excess using the Interest Rate, to be transferred from the Mark IV Pension Plan to the Buyer Pension Plan as soon as administratively practicable; PROVIDED, HOWEVER, that if such transfer occurs after December 31, 2001, the interest rate used to calculate the interest on such excess shall be the Interest Rate for the period commencing on the Closing Date and ending on December 31, 2001 and shall be the Interest Rate for the period commencing on January 1, 2002 and ending on the actual transfer date. If the amount of assets transferred on the Preliminary Transfer Date to the Buyer Pension Plan exceeds the amount of assets to be transferred pursuant to subsection (i), Buyer will cause such excess, along with interest thereon calculated from the Closing Date until the actual transfer of such excess using the Interest Rate, to be transferred from the Buyer Pension Plan to the Mark IV Pension Plan as soon as administratively practicable; PROVIDED, HOWEVER, that if such transfer occurs after December 31, 2001, the interest rate used to calculate the interest on such difference after December 31, 2001 shall be the Interest Rate for the period commencing on the Closing Date and ending on December 31, 2001 and shall be the Interest Rate for the period commencing on January 1, 2002 and ending on the actual transfer date.

                  All of the calculations required under this Section 6.6(e) will be subject to the assumptions set forth on SCHEDULE 6.6(e)(ii). The assets to be transferred pursuant to subsection (i) may be in cash or in kind, as determined by the Sellers with the consent of the Buyer.

                           (iii) Benefit payments to Transferred Pension Plan
                  Participants in pay status shall continue to be made from the Mark IV Pension Plan following the Closing Date and until the Preliminary Transfer Date. Any such payments, adjusted for applicable interest, shall be deducted from the amount required to be transferred to the Buyer Pension Plan pursuant to subsection (ii).

                           (iv) Buyer agrees to apply for a favorable Internal
                  Revenue Service determination letter as to the qualified status of the Buyer Pension Plan as soon as administratively practicable after the Closing Date. Buyer agrees to make any operational or form changes with respect to the Buyer Pension Plan as may be required by the Internal Revenue Service so that such a favorable determination letter will be issued.

                           (v) Following the Preliminary Transfer Date, and
                  subject to and expressly conditioned upon the Sellers' complete satisfaction of their obligations under this Section 6.6(e), Buyer shall assume all obligations and Liabilities of the Sellers, the Sold Subsidiary and the Spanish Subsidiary and any of their respective ERISA Affiliates under the Mark IV Pension Plan with respect to accrued benefits of the Transferred Pension Plan Participants, and the Sellers, the Sold Subsidiary and the Spanish Subsidiary shall have no further liability to Buyer or any Transferred Pension Plan Participant with respect thereto following the Preliminary Transfer Date.

                           (vi) Nothing contained in this Section 6.6(e) shall
                  prevent Buyer from amending or terminating any Buyer Pension Plan.

                  (f) Effective as of the Closing Date, Buyer shall take all action necessary or appropriate to cause a defined contribution plan adopted or maintained by Buyer or a Buyer ERISA Affiliate (the "BUYER 401(K) PLAN") to recognize prior service with the Sellers for purposes of vesting and participation. The Sellers shall cause the account balances of the Transferred Employees under the Mark IV Savings and Retirement Plan, as amended from time to time ("SELLER 401(K) PLAN"), to be fully vested as of the Closing Date (or any later date that an individual becomes a Transferred Employee). In accordance with the applicable provisions of Sections 414(l) and 411(d)(6) of the Code, the Sellers shall cause the assets of the Seller 401(k) Plan attributable to the accounts of each participant who is a Transferred Employee to be transferred by the trustee of the Seller 401(k) Plan to the trustee of the Buyer 401(k) Plan. Unless otherwise agreed to by the parties, such transfer of assets shall be in cash (but shall include any promissory notes or other evidences of indebtedness with respect to outstanding loans), and shall be made as of and as soon as practicable after a valuation date under the Seller 401(k) Plan occurring immediately following the Closing Date (or any later date that an individual becomes a Transferred Employee), or as of such later valuation date as may be mutually selected by Buyer and the Sellers. Such transfer shall account appropriately for earnings during the period from the applicable valuation date to the actual date of transfer (the "TRANSFER DATE"). From the Closing Date until the Transfer Date, the Sellers shall, to the extent permissible under applicable Laws, permit Transferred Employees to continue to make loan repayments (other than through payroll deduction) under any Seller 401(k) Plan participant loan.

                  (g) The Sellers shall provide promptly to Buyer, at Buyer's reasonable request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees and Former Business Employees with the Sellers prior to the Closing Date (or any later date that an employee becomes a Transferred Employee). The Sellers and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.6.

                  (h) As of the Closing Date, Buyer agrees to take any and all actions necessary or appropriate to provide that Buyer or a Buyer ERISA Affiliate shall assume and maintain all Liabilities with respect to the employment agreements, stay bonus agreements, severance agreements, incentive compensation arrangements and other agreements described in
         Section 2.2(d) and that the Sellers shall have no further liability with respect thereto.

                  (i) Notwithstanding any other provision of this Section 6.6 to the contrary, as of the Closing Date, Buyer or a Buyer ERISA Affiliate shall: (i) assume the Seller Plans which it is required to assume under the laws of any applicable jurisdiction or which it, with the consent of the Sellers or the appropriate ERISA Affiliate, has agreed to assume (the "ASSUMED BENEFIT PLAN"), which Assumed Benefit Plans shall be set forth on SCHEDULE 6.6(i); (ii) establish new employee benefit plans;
         (iii) cover the Transferred Employees under its existing employee benefit plans; or (iv) any combination of (i), (ii) or (iii), above, as Buyer deems necessary or advisable in furtherance of its obligations under this Section 6.6. The Sellers and all ERISA Affiliates agree (x) to cooperate in good faith and do all things reasonably necessary to assist Buyer and any Buyer ERISA Affiliate in this regard and (y) not to withhold any consent required under applicable law with respect to the assumption of any Assumed Benefit Plan.

                  (j) Unless otherwise provided under this Agreement, the Sellers shall be responsible for and shall discharge any and all Claims, Losses or Liabilities arising under: (i) any Seller Plan maintained or contributed to by the Sellers or any ERISA Affiliate, other than an Assumed Benefit Plan, regardless of whether the Claims, Losses or Liabilities relate to or arise out of conditions, events, employment service or transactions which exist or occur prior to, on or after the Closing Date; and (ii) any Assumed Benefit Plan, to the extent such Claims, Losses or Liabilities relate to or arise out of conditions, events, employment service or transactions which exist or occur on or prior to the Closing Date. Unless otherwise provided under this Agreement, Buyer shall be responsible for and shall discharge any and all Claims, Losses or Liabilities related to Assumed Benefit Plans, to the extent such Claims, Losses or Liabilities relate to or arise out of conditions, events, employment service or transactions which exist or occur following the Closing Date, but excluding any Claims, Losses or Liabilities that arise out of any breach or default under any Assumed Benefit Plan by the Sellers or any ERISA Affiliate occurring on or prior to the Closing Date.

                  (k) Unless otherwise provided under this Agreement, the Sellers shall be responsible for and shall discharge all Claims, Losses or Liabilities with respect to or in connection with any severance, termination indemnity, compensation, or benefit or amount under any Seller Plan with respect to: (i) any employee of the Sellers or an ERISA Affiliate who is not a Transferred Employee; (ii) any employee of the Sellers or an ERISA Affiliate who would otherwise be a Transferred Employee, but who withholds his individual consent or objects to the transfer under local law and thus refuses to become an employee of Buyer or a Buyer ERISA Affiliate; and (iii) any former employee of the Sellers or an ERISA Affiliate who terminated employment for any reason prior to or on the Closing Date.

                  (l) Effective as of the Closing Date, Buyer shall assume (and thereby recognize Locals 31 and 662 of the United Steelworkers of America) the Union Contracts and the Sellers' obligations to negotiate in good faith with respect to such Union Contracts.

                  (m) Nothing herein, express or implied, shall confer upon any employee or former employee of any Seller, the Sold Subsidiary or the Spanish Subsidiary (including, without limitation, the Transferred Employees) any rights or remedies under or by reason of this Agreement or shall constitute a contract of employment with respect to any Transferred Employee.

                  (n) Buyer shall establish one or more plans or arrangements providing workers compensation benefits for Transferred Employees (the "BUYER WORKERS COMPENSATION PROGRAM"), effective as of the date they become Transferred Employees. The Buyer Workers Compensation Program shall be responsible for all claims and benefits which are incurred by Transferred Employees following the date they become Transferred Employees. The Sellers worker compensation programs shall retain responsibility for all claims and benefits which are incurred by Transferred Employees prior to or on the date they become Transferred Employees, whether or not the applicable claim is reported as of such date. For purposes of this subsection, a claim shall be deemed to have been incurred on the date the injury or other event giving rise to the claim takes place.

                  (o) Buyer shall be responsible for providing or discharging any and all notifications, benefits and liabilities to Transferred Employees and governmental entities under the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN ACT") or by any other applicable law relating to plant closings or employee separations or severance pay that are first required to be provided or discharged after the Closing Date. Buyer shall not take any action after the Closing that would cause any termination of employment of any employees of the Sellers, the Sold Subsidiary or the Spanish Subsidiary that occurs on or prior to the Closing to constitute a "plant closing" or "mass layoff" under the WARN Act or any similar statute, or create any liability to the Sellers for any employment terminations under applicable law. The Sellers, the Sold Subsidiary and the Spanish Subsidiary shall notify Buyer prior to the Closing of any layoffs that have occurred in the 90-day period prior to the Closing.

                  (p) In the event that Buyer or any of its successors and assigns (i) consolidates with or merges into any person or entity and is not the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its assets to any person or entity, then, in each case, proper provision shall be made so that the successors and assigns of Buyer honor the obligations of Buyer set forth in this Section 6.6.

                  (q) Where required under local law, the Sellers shall, prior to the Closing Date, properly and timely notify, or where appropriate, consult or negotiate with, each local works council, union, labor board or relevant governmental agency set forth on SCHEDULE 6.6(q) concerning the transactions contemplated by this Agreement.

                  (r) Any Liability or obligation under any Seller Plan or Assumed Benefit Plan which is not expressly assumed by Buyer under this
         Section 6.6 or under Section 2.2(d) shall be considered a Retained Liability for purposes of this Agreement.

                  6.7 INTERCOMPANY AMOUNTS. Immediately prior to the Closing,
(a) all intercompany accounts payable owing to the Sellers or any of their affiliates by the Industrial Power Transmission Business, and (b) all intercompany accounts payable owing by the Sellers or any of their affiliates to the Industrial Power Transmission Business shall be forgiven, discharged, released or paid, in each case as determined by the Sellers in their sole discretion and such transactions shall be reflected on the Closing Date Statement of Net Assets, except as otherwise provided in the Accounting Principles.

                  6.8 INSURANCE MATTERS

                  (a) Prior to the date hereof, the Sellers have maintained certain insurance coverage provided by third-party insurers (including stop loss, excess liability and umbrella coverage) for certain Assumed Liabilities arising out of occurrences prior to the Closing Date and relating to the Industrial Power Transmission Business (the "INSURANCE COVERAGE"). The Sellers agree to take such action as may be reasonably necessary to maintain the Insurance Coverage after the Closing for the benefit of Buyer and not to voluntarily relinquish or terminate such Insurance Coverage. To the extent that any claim with respect to such Assumed Liabilities that arises out of any act, omission, occurrence, fact or circumstance existing or occurring prior to the Closing Date is made against Buyer and/or any Seller, and the Insurance Coverage by its terms applies to such claim (any such claim, an "INSURANCE COVERAGE CLAIM"), the Sellers shall submit such Insurance Coverage Claim upon becoming aware thereof to the insurer under the applicable insurance policy for potential payment and shall use commercially reasonable efforts to obtain the maximum recovery from the provider of the related Insurance Coverage.

         Buyer shall reimburse the Sellers for any applicable administrative and processing fees or other costs and expenses imposed by the insurer and paid by the Sellers relating to Insurance Coverage Claims and the processing thereof. In addition, the Sellers agree to cooperate with Buyer to make the benefits of the Insurance Coverage available to Buyer (subject to the terms and conditions of such Insurance Coverage) and continue, from and after the Closing, to process such Insurance Coverage Claims in the ordinary course of business in substantially the same manner as similar claims were processed prior to the Closing Date. In the event that (i) the Sellers receive any proceeds of the Insurance Coverage with respect to any Insurance Coverage Claims thereunder and
         (ii) such claim has been paid by Buyer, the Sellers shall promptly pay or reimburse Buyer with respect to the amount so paid by Buyer, net of any applicable administrative or processing fees or other costs and expenses of the Sellers relating thereto.

                  (b) With respect to Buyer's obligation to reimburse the Sellers for any amounts described in this Section 6.8 (the "REIMBURSED AMOUNTS"), the Sellers and Buyer agree that (i) the Sellers will invoice Buyer on a monthly basis for all Reimbursed Amounts paid or incurred by the Sellers with appropriate supporting details and (ii) Buyer agrees to pay the amount reflected on such invoices as promptly as practicable and in any event within ten (10) days of receipt of any such invoice with appropriate supporting details.

                  (c) In the event that Buyer or any or its affiliates or Representatives takes or fails to take any action which results in the Insurance Coverage not being available for any reason with respect to any Insurance Coverage Claim, then the Sellers' obligations pursuant to this Section 6.8 with respect to any such Insurance Coverage Claim shall immediately terminate and be of no further force and effect.

                  (d) Buyer expressly acknowledges and agrees that (i) in no event shall the Sellers be required to pay, or be held responsible for, any self insured retention amounts or deductibles payable with respect to any Insurance Coverage Claim and (ii) Buyer shall be responsible for all self insured retention amounts and deductibles payable with respect to any Insurance Coverage Claim. Buyer further acknowledges and agrees that Buyer shall reimburse the Sellers for any self insured retention amounts or deductibles described in this clause (d) that are paid by the Sellers.

                  (e) Buyer acknowledges that effective as of the Closing Date, the Sellers intend to remove the Industrial Power Transmission Assets and the Industrial Power Transmission Business from the Insurance Coverage to the extent that the Insurance Coverage relates to the Industrial Power Transmission Assets or the Industrial Power Transmission Business with respect to any periods arising at any time on or after the Closing Date. Accordingly, Buyer acknowledges that no Insurance Coverage shall be available to Buyer with respect to any injury, loss or damage that Buyer, any of the Industrial Power Transmission Assets, the Industrial Power Transmission Business or any third party may suffer as a result of any act, omission, occurrence, fact or circumstance occurring with respect to the Industrial Power Transmission Assets or Industrial Power Transmission Business at any time on or after the Closing Date.

                  6.9 [INTENTIONALLY OMITTED]

                  6.10 NO ADDITIONAL REPRESENTATIONS AND WARRANTIES. Buyer acknowledges that none of the Sellers or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Industrial Power Transmission Business or the Industrial Power Transmission Assets, except as expressly set forth in this Agreement, and Buyer further agrees that none of the Sellers or any other person shall have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer or such person, or Buyer's or such person's use of, any such information, including, without limitation, the Confidential Information Memorandum prepared by SG Advisers and any information, documents, data or materials made available to Buyer in any data room furnished by the Sellers, management presentations or other form in expectation of the transactions contemplated by this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, IT IS THE EXPRESS INTENT OF THE PARTIES HERETO THAT THE SELLERS MAKE NO ADDITIONAL REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE INDUSTRIAL POWER TRANSMISSION BUSINESS OR THE INDUSTRIAL POWER TRANSMISSION ASSETS OR ANY OTHER MATTER BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE INDUSTRIAL POWER TRANSMISSION BUSINESS OR ANY OF THE INDUSTRIAL POWER TRANSMISSION ASSETS, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED.

                  6.11 DISCLAIMER OF ESTIMATES AND PROJECTIONS. In connection with Buyer's investigation of the Industrial Power Transmission Business and the Industrial Power Transmission Assets, Buyer has received from or on behalf of the Sellers certain estimates, forecasts, plans and financial projections. Buyer acknowledges that (a) there are uncertainties inherent in making such estimates, forecasts, plans and projections and that Buyer is familiar with such uncertainties, (b) Buyer is taking full responsibility for conducting its own evaluation of the adequacy and accuracy of such estimates, forecasts, plans and projections (including without limitation the reasonableness of the assumptions underlying such estimates, forecasts, plans and projections), and (c) Buyer shall have no Claim against the Sellers or any other person with respect to such estimates, forecasts, plans or projections. Accordingly, except as otherwise expressly provided herein, the Sellers are making no representation or warranty with respect to such estimates, forecasts, plans and projections (including without limitation such underlying assumptions).

                  6.12 NON-COMPETITION WITH BUYER

                  (a) Except with respect to the CVT Products, which are the subject of Section 6.12(b) hereof, and subject to the provisions of
         Section 6.12(c) hereof, as a part of the inducement to Buyer to enter into this Agreement, the Sellers hereby agree that for a period of five (5) years from and after the Closing Date, the Sellers shall not, nor shall any division of any Seller or any person with respect to which any Seller directly or indirectly controls the management or owns more than fifty percent (50%) of the total number of outstanding equity entitled to vote (each, for purposes of this Section 6.12, a "SELLER SUBSIDIARY"), without the prior written consent of Buyer, own, manage, operate or control, directly or indirectly, any business, firm, entity or other person which is engaged in, or otherwise competitive with, the Industrial Power Transmission Business.

                  (b) Subject to the provisions of Section 6.12(c) hereof, the Sellers hereby agree that for a period of five (5) years from and after the Closing Date, the Sellers shall not, nor shall any Seller Subsidiary, without the prior written consent of Buyer, manufacture or sell CVT Products for or into the Buyer's Exclusive Market, PROVIDED that the Sellers and Seller Subsidiaries may manufacture or sell CVT Products for or into the Seller's Exclusive Market and otherwise for use outside of the Buyer's Exclusive Market, regardless of whether the purchaser thereof produces products for sale in the Buyer's Exclusive Market in addition to outside of the Buyer's Exclusive Market.

                  (c) The agreements set forth in this Section 6.12 shall be binding on all successors, transferees, assigns and acquirers of the applicable assets or the stock of any Seller or Seller Subsidiary; PROVIDED, HOWEVER, that, subject to Section 6.12(d) hereof, nothing contained herein shall be deemed to prohibit, limit or otherwise restrict the Sellers or any Seller Subsidiary (i) from selling its capital stock and/or assets to any person that is not an affiliate of such Seller or Seller Subsidiary, PROVIDED, that if such person is a competitor of the Industrial Power Transmission Business on the date of transfer (a "SELLER COMPETITOR"), such person agrees in writing, for the benefit of Buyer, not to use any tangible or intangible assets or personnel of the acquired business to compete with the Industrial Power Transmission Business (in which event the provisions of this Section
         6.12 shall terminate with respect to such Seller Competitor); (ii) from owning, purchasing or otherwise acquiring an aggregate of up to five percent (5%) of the outstanding capital stock of any person that engages in the Industrial Power Transmission Business, the securities of which are listed on a national securities exchange or included in the national list of over-the-counter securities; and (iii) from continuing at all times from and after the date hereof to conduct their respective businesses (other than the Industrial Power Transmission Business) anywhere in the world as currently conducted, including the Automotive Power Transmission Business. Except with respect to Section 6.12(d) hereof, the provisions of this Section 6.12 shall not in any case be applicable to BC Partners or any of its affiliates or any funds advised by BC Partners other than the Sellers and the Seller Subsidiaries.

                  (d) The Sellers hereby agree that the Sellers shall not, and shall not permit any Seller Subsidiary to, transfer any tangible or intangible assets or personnel from the Automotive Power Transmission Business to any affiliate of the Sellers or any Seller Subsidiary, unless such affiliate undertakes and agrees in writing, for the benefit of Buyer, not to use such assets or personnel in the ownership, management, operation or control, directly or indirectly, of any business, firm, entity or other person engaged in the or otherwise competitive with the Industrial Power Transmission Business.


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                  (e) The Sellers acknowledge that any breach of the provisions of this Agreement by any Seller or any Seller Subsidiary will result in irreparable injury to Buyer (following the consummation of the transactions contemplated hereby), and that Buyer's remedies at law would be inadequate and insufficient. Accordingly, in the event of any such breach by any Seller or any Seller Subsidiary of any of the provisions of this Section 6.12 or Section 9.8, Buyer shall be entitled to preliminary and/or permanent injunctive relief, in addition to all such other legal and equitable remedies as may be available to Buyer therefor. In the event any of the provisions of this Section 6.12 or
         Section 9.8 are determined by a court of competent jurisdiction to be contrary to any applicable Law, or for any reason to be unenforceable or invalid as written, the parties acknowledge that such court may, if permitted by applicable Law, may modify any of such provisions so as to permit enforcement thereof as so modified.

                  6.13 NON-COMPETITION WITH THE SELLERS

                  (a) Except with respect to the Industrial Power Transmission Business and except with respect to the CVT Products, which are the subject of Section 6.13(b) hereof, and subject to the provisions of
         Section 6.13(c) hereof, as a part of the inducement to the Sellers to enter into this Agreement, Buyer hereby agree that for a period of five
         (5) years from and after the Closing Date, Buyer shall not, nor shall any division of Buyer or any person with respect to which the Buyer directly or indirectly controls the management or owns more than fifty percent (50%) of the total number of outstanding equity entitled to vote (each, for purposes of this Section 6.13, a "BUYER SUBSIDIARY"), without the prior written consent of the Sellers, own, manage, operate or control, directly or indirectly, any business, firm, entity or other person which is engaged in, or otherwise competitive with, the Automotive Power Transmission Business.

                  (b) Subject to the provisions of Section 6.13(c) hereof, Buyer hereby agrees that for a period of five (5) years from and after the Closing Date, Buyer shall not, nor shall any Buyer Subsidiary, without the prior written consent of the Sellers, manufacture or sell CVT Products for or into the Seller's Exclusive Market, PROVIDED that Buyer and Buyer Subsidiaries may manufacture or sell CVT Products for or into the Buyer's Exclusive Market and otherwise for use outside of the Seller's Exclusive Market, regardless of whether the purchaser thereof produces products for sale in the Seller's Exclusive Market in addition to outside of the Seller's Exclusive Market.

                  (c) The agreements set forth in this Section 6.13 shall be binding on all successors, transferees, assigns and acquirers of the applicable assets or the stock of any Buyer or Buyer Subsidiary; PROVIDED, HOWEVER, that nothing contained herein shall be deemed to prohibit, limit or otherwise restrict Buyer or any Buyer Subsidiary (i) from acquiring any person or business if such person does not use any Industrial Power Transmission Assets to compete with the Automotive Power Transmission Business; (ii) from selling its capital stock and/or assets to any person that is not an affiliate of Buyer or such Buyer Subsidiary, PROVIDED, that if such person is a competitor of the Automotive Power Transmission Business on the date of transfer (a "BUYER COMPETITOR"), such person agrees in writing not to use any tangible or intangible assets or personnel of the acquired business to compete with the Automotive Power Transmission


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

         Business (in which event the provisions of this Section 6.13 shall terminate with respect to such Buyer Competitor); (iii) from owning, purchasing or otherwise acquiring an aggregate of up to five percent (5%) of the outstanding capital stock of any person that engages in the Automotive Power Transmission Business, the securities of which are listed on a national securities exchange or included in the national list of over-the-counter securities; and (iv) from continuing at all times from and after the date hereof to conduct their respective businesses anywhere in the world as currently conducted including the business and operations of Carlisle Engineered Products. The provisions of this Section 6.13 shall not in any case apply to the shareholders of Buyer.

                  (d) Notwithstanding any other provision of this Section 6.13, Buyer and Buyer's Subsidiaries shall have the exclusive right to supply CVT Products to the Sellers in connection with sales made by the Sellers into the non-automotive markets for complete gear box or power pack systems; PROVIDED, HOWEVER, that Buyer is able to (i) meet the Sellers' product specifications, (ii) satisfy quality and volume demands and (iii) provide such CVT belts at competitive market prices.

                  (e) Buyer acknowledges that any breach of the provisions of this Agreement by Buyer or any Buyer Subsidiary will result in irreparable injury to the Sellers (following the consummation of the transactions contemplated hereby), and that the Sellers' remedies at law would be inadequate and insufficient. Accordingly, in the event of any such breach by Buyer or any Buyer Subsidiary of any of the provisions of this Section 6.13 or Section 9.8, the Sellers shall be entitled to preliminary and/or permanent injunctive relief, in addition to all such other legal and equitable remedies as may be available to the Sellers therefor. In the event any of the provisions of this
         Section 6.13 or Section 9.8, are determined by a court of competent jurisdiction to be contrary to any applicable Law, or for any reason to be unenforceable or invalid as written, the parties acknowledge that such court may, if permitted by applicable Law, may modify any of such provisions so as to permit enforcement thereof as so modified.

                  6.14 RELEASE OF BANK LIEN AND OTHER ENCUMBRANCES. The Sellers shall, concurrent with or prior to the Closing, cause to be removed, released and discharged any and all liens and other security interests arising in favor of The Chase Manhattan Bank, as Administrative Agent for the lenders and financial institutions party to the Credit Agreement, or such lenders under and pursuant to the Credit Agreement (or any security document contemplated thereby or executed by Seller in connection therewith) which affects the Industrial Power Transmission Assets or to which the Industrial Power Transmission Assets are subject (collective, the "BANK LIEN") and all other Encumbrances that are not Permitted Encumbrances.

                  6.15 [INTENTIONALLY OMITTED]


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                  6.16 REMOVAL OF TCI EQUIPMENT. The Sellers shall, within
thirty (30) days of the date hereof, remove the manufacturing equipment used for producing products for Total Containment, Inc. from the Facility located in Springfield, Missouri.

                  6.17 FURTHER ASSURANCES RELATING TO THE SOLD SUBSIDIARY AND THE SPANISH SUBSIDIARY. Following the Closing, the Sellers shall cooperate with Buyer, at Sellers' cost, to convey to, and vest Buyer (or any subsidiary thereof) with, the ownership of the Sold Subsidiary Stock and convey to, and vest the Sold Subsidiary with, the ownership of all of the outstanding capital stock of the Spanish Subsidiary, including, without limitation, the execution of any documents, instruments or conveyances that may be reasonably necessary to effect such conveyance and vesting. The Sellers and Buyer further agree and acknowledge that any costs incurred in connection with the provisions of this
Section 6.17 shall be deemed a Retained Liability for purposes of this Agreement.

                                  ARTICLE VII.
                       CONDITIONS TO SELLER'S OBLIGATIONS

                  The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject, in the sole discretion of the Sellers, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Sellers:

                  7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Buyer contained in this Agreement that are qualified as to materiality or material adverse effect shall be true and correct and all representations and warranties of Buyer contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except, in either case, for representations and warranties which by their terms speak as of a specific date which need only be true and correct as of such date, or as otherwise permitted to be changed by the terms hereof), and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date. Buyer shall furnish the Sellers with a certificate executed by a duly authorized officer of Buyer to the effect that the conditions set forth in this Section 7.1 are satisfied.

                  7.2 NO LAWS OR GOVERNMENTAL ORDERS. There shall not be any Law or Governmental Order or proceeding that makes the purchase and sale of the Industrial Power Transmission Business or the Industrial Power Transmission Assets contemplated hereby illegal or otherwise prohibited.

                  7.3 OTHER AGREEMENTS. Buyer shall have executed and delivered the Assumption Agreement and the Ancillary Agreements.


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                  7.4 DELIVERIES. The Sellers shall have received from Buyer each of the deliveries described in Section 3.2(b).

                                  ARTICLE VIII.
                        CONDITIONS TO BUYER'S OBLIGATIONS

                  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, in the sole discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

                  8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of the Sellers contained in this Agreement that are qualified as to materiality or material adverse effect shall be true and correct and all representations and warranties of the Sellers contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except, in either case, for representations and warranties which by their terms speak as of a specific date which need only be true and correct as of such date, or as otherwise permitted to be changed by the terms hereof), and the Sellers shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date. The Sellers shall furnish Buyer with a certificate executed by duly authorized officers of the Sellers to the effect that the conditions set forth in this
Section 8.1 are satisfied.

                  8.2 NO LAW OR GOVERNMENTAL ORDERS. There shall not be any Law or Governmental Order or proceeding that makes the purchase and sale of the Industrial Power Transmission Business or the Industrial Power Transmission Assets contemplated hereby illegal or otherwise prohibited.

                  8.3 OTHER AGREEMENTS. The Sellers shall have executed and delivered the Ancillary Agreements and the Assignment Agreements.

                  8.4 FIRPTA AFFIDAVIT. Each Seller that is transferring a "United States real property interest" within the meaning of Section 1445(a)of the Code shall have furnished Buyer with an affidavit certifying as to such Seller's United States taxpayer identification number and that such Seller is not a "foreign person" pursuant to Section 1445(b)(2) of the Code.

                  8.5 ACCOUNTS. The bank accounts of the Sold Subsidiary and the Spanish Subsidiary shall carry a combined cash balance equal to $500,000 (the "CASH BALANCE").


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

                  8.6 DELIVERIES. Buyer shall have received from the Sellers each of the deliveries described in Section 3.2(a).

                  8.7 RELEASE OF ENCUMBRANCES. All Encumbrances, excluding Permitted Encumbrances, and the Bank Lien shall have been removed, released and discharged in accordance with SECTION 6.14.

                                   ARTICLE IX.
                             POST-CLOSING COVENANTS

                  9.1 COLLECTION OF ACCOUNTS RECEIVABLE. At the Closing, Buyer will acquire hereunder, and thereafter Buyer or its designee shall have the right and authority to collect for Buyer's or its designee's account, all receivables and other items which constitute a part of the Industrial Power Transmission Assets, and the Sellers shall, promptly after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Buyer any documents, cash or checks received on account of or otherwise relating to any such receivables or other items. The Sellers shall promptly transfer or deliver to Buyer or its designee any cash or other property that the Sellers may receive in respect of any deposit, prepaid expense, Claim, contract, sales order, purchase order or receivable of any character, or any other item, constituting a Industrial Power Transmission Asset and to which Buyer is entitled by virtue of purchasing the Industrial Power Transmission Assets and the Industrial Power Transmission Business pursuant to this Agreement.

                  9.2 BOOKS AND RECORDS. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting any such books and records, information or employees shall bear all of the out of pocket costs and expenses (including without limitation attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 9.2 shall be subject to the terms of the Confidentiality Agreement.

                  9.3 SURVIVAL OF REPRESENTATIONS, ETC. All of the representations, warranties, covenants, agreements and indemnities made by each party in this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing, except (a) the representations and warranties contained in Section 4.14 shall survive in accordance with the applicable statute of limitations, (b) the representations and warranties contained in Sections 4.13 and 4.15 shall survive for a period of three (3) years


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following the Closing, (c) the representations and warranties contained in
Section 4.2, Section 4.4(a), (b) and (c) and the first sentence of Section 4.5(a) shall survive in perpetuity, (d) with respect to those covenants to be performed by the parties following the Closing for a specified period expressly set forth in this Agreement shall survive for such period, and (e) with respect to the Sellers' indemnification obligation pursuant to Section 9.4(a)(iii) and
9.6 and Buyer's indemnification obligation pursuant to Section 9.4(b)(iii) and
9.6 hereof, each of which shall survive in perpetuity. Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The expiration of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

                  9.4 INDEMNIFICATION

                  (a) From and after the Closing, the Sellers shall, jointly and severally, indemnify, save and hold harmless Buyer, its affiliates and subsidiaries, and its and their respective Representatives, from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by the Sellers in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by the Sellers in or pursuant to this Agreement (other than pursuant to Section 4.14 hereof, which is addressed in Section 9.6 hereof); and (iii) any Retained Liability (other than any Liability for Taxes, which is addressed in Section 9.6 hereof).

                  (b) From and after the Closing, Buyer shall indemnify and save and hold harmless the Sellers, their affiliates and subsidiaries, and their respective Representatives from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement;
         (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; or (iii) any Assumed Liability (other than any Liability for Taxes, which is addressed in Section 9.6 hereof).

                  (c) If a Claim for Losses is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "CLAIM NOTICE") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 9.4; PROVIDED, HOWEVER, if any Action is filed against any party entitled to the benefit of and seeking indemnity hereunder, the applicable Claim Notice shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) business days after the service of the citation or summons). Notwithstanding the foregoing, the failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party is actually and materially prejudiced by such failure. After receiving a Claim Notice relating to a Claim by or against any third party, the indemnifying party shall be entitled, upon written notice to the indemnified party, at its own cost, risk and expense,


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

         (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same (unless the named parties to such Action include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing), and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. In such circumstance, the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the indemnifying party fails to assume the defense of such claim within fifteen (15) business days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; PROVIDED, HOWEVER, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The parties shall cooperate in all reasonable respects with each other in the investigation, trial and defense of any such claim for Losses or Action and any appeal arising therefrom.

                  9.5 LIMITATIONS ON INDEMNIFICATION

                  (a) Notwithstanding anything to the contrary contained in this Agreement, (i) no indemnification under Section 9.4(a)(i) and (ii) hereof shall be made by the Sellers and no indemnification under
         Section 9.4(b)(i) and (ii) hereof shall be made by Buyer, and neither the Sellers nor Buyer shall have any liability, respectively, to the other therefor, unless and until the aggregate amount of Losses subject to indemnification pursuant thereto and due the party being indemnified shall exceed $250,000, and once such threshold amount is exceeded the indemnifying party shall indemnify the indemnified party, and shall be liable, only for the amount of any such Losses in excess of such threshold amount, and (ii) the aggregate amount required to be paid by the Sellers pursuant to their indemnification obligations under Section 9.4(a)(i) and 9.4(a)(ii) hereof or by Buyer pursuant to its indemnification obligations under Section 9.4(b)(i) and 9.4(b)(ii) hereof shall not exceed $30,000,000, and neither party shall have any liability to any indemnified party for, and such indemnified parties shall have no right to recover from the Sellers or Buyer, as the case may be, any amount of Losses which exceeds (and from and after the time such Losses exceed) such amount. The applicable indemnified party shall be entitled to indemnification without regard to the provisions of this
         Section 9.5(a) with respect to the indemnification obligations of the Sellers pursuant to Section 9.4(a)(iii) hereof and the indemnification obligations of Buyer pursuant to Section 9.4(b)(iii) hereof and with respect to the covenants contained in Sections 6.12 and 6.13 hereof.


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                  (b) To the extent that any Losses or Claim therefor which is subject to indemnification hereunder are covered by insurance held by any indemnified party (an "INSURED LOSS"), such indemnified party shall only be entitled to indemnification pursuant to Section 9.4 hereof with respect to the amount of Losses in excess of the net cash proceeds received by such indemnified party pursuant to such insurance; provided, however, that the foregoing shall in no way obligate the indemnified party to maintain any level of insurance or prevent any indemnified party from self-insuring its risks. With respect to any Insured Loss, the applicable indemnified party shall first use all reasonable efforts to obtain the maximum recovery from the provider of such insurance and then, to the extent that the net cash proceeds received by such indemnified party are less than the amount of the Losses indemnified hereunder, or if the indemnified party is unable to obtain any recovery from such provider, the indemnified party shall be entitled to seek indemnification pursuant to Section 9.4 hereof with respect to the amount of the Losses that exceed such recovery; provided, however, that if, following the receipt of any indemnity payments pursuant to Section 9.4 hereof, the indemnified party obtains any insurance recovery from a third party insurance provider, then such indemnified party shall promptly pay over to the indemnifying party (in proportion to their relative payments in respect of the underlying
         Loss) the amount of the net cash proceeds received by such indemnified party pursuant to such insurance up to, but not in excess of, the amount of the indemnity payments made by the indemnifying party pursuant to such Losses. In determining the amount of Losses for purposes of Section 9.5(a) hereof, to the extent of any Insured Loss, the amount of Losses subject to indemnification hereunder will be determined at the earlier of such time as the indemnified party either
         (a) obtains any insurance recovery from third party insurance providers (in which case the amount of such Losses shall be calculated net of such recovery), or (b) reasonably determines that it is unable to obtain any recovery from such providers. The parties agree that no insurance company shall have any right of subrogation under this
         Section 9.5(b) and the parties agree that this Section 9.5(b) is not for the benefit of any third party insurance provider.

                  (c) None of Buyer nor any person otherwise entitled to indemnity pursuant to Section 9.4(a) hereof shall be entitled to, and shall be deemed to have waived all claims and rights to, indemnification hereunder (i) for any Losses to the extent (but only to the extent) that reserves or accruals have been established or reflected on the Closing Date Statement of Net Assets (and have not been previously used or applied) specifically for the class or category (or any substantially similar class or category) of Losses for which indemnification is sought, or (ii) with respect to the untruth or inaccuracy of any representation or warranty made by the Sellers in this Agreement or with respect to the non-fulfillment, non-performance or other breach of any covenant or agreement of the Sellers hereunder if an individual included in the definition of knowledge of Buyer in
         Section 1.3(b) hereof had actual knowledge of such untruth, inaccuracy, non-fulfillment, non-performance or other breach on or prior to the Closing Date.

                  (d) Except for equitable relief, including without limitation injunctive relief or specific performance, to which either party hereto may be entitled, the indemnification provided in Section 9.4 hereof shall be the sole and exclusive remedy of the parties with respect to this Agreement and the transactions contemplated hereby, except with respect


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         to any Losses incurred by either party as a result of fraud or intentional misrepresentation on the part of the other party.

                  9.6 INDEMNIFICATION FOR TAXES

                  (a) INDEMNIFICATION BY THE SELLERS. Each Seller will jointly and severally indemnify, defend and hold harmless the Buyer from and against all Losses (including all costs incident to return preparation) attributable to Taxes of the Sold Subsidiary and the Spanish Subsidiary and all Taxes of the Sellers relating to the Industrial Power Transmission Business or the Industrial Power Transmission Assets (other than Other Taxes imposed by reason of the transfer of the Industrial Power Transmission Assets, as described in Section 2.6 hereof) (i) with respect to all periods ending on or prior to the Closing Date, (ii) with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion, a "PRE-CLOSING PARTIAL PERIOD"), or (iii) payable as a result of any breach of any representation or warranty or the inaccuracy of any representation made by the Sellers in or pursuant to
         Section 4.14 hereof; PROVIDED that adequate reserves have not been made for such Taxes on the Closing Date Statement of Net Assets. The Sellers shall be entitled to any net refunds of Taxes (including interest thereon) with respect to the periods described in clauses (i) and (ii) above, except to the extent such refund arises as the result of a carryback of a loss or other tax benefit from a period beginning after the Closing Date (including, but not limited to, any Post Closing Partial Period).

                  (b) INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless each Seller from and against all Losses (including all costs incident to return preparation) attributable to Taxes of the Sold Subsidiary and the Spanish Subsidiary (i) with respect to all periods beginning after the Closing Date, and (ii) with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period beginning the day after the Closing Date (such portion, a "POST-CLOSING PARTIAL PERIOD").

                  (c) ALLOCATION BETWEEN PARTIAL PERIODS. Any Taxes for a period including a Pre-Closing Partial Period and a Post-Closing Partial Period shall be apportioned between such Pre-Closing Partial Period and such Post-Closing Partial Period, based in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of the applicable entity during such Pre-Closing Partial Period and such Post-Closing Partial Period using the closing of the books method under Treasury Regulation Section 1.150276(b)(2)(i) (or any similar provision of state, local or foreign law).

                  (d) COOPERATION. The Sellers, on the one hand, and Buyer, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Industrial Power Transmission Assets or the Industrial Power Transmission Business as is reasonably necessary for the preparation of any return for

         Taxes, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

                  (e) TAX PROCEEDINGS. The provisions of Section 9.4(c) of this Agreement shall also govern any claim or demand made pursuant to this
         Section 9.6.

                  (f) FILING OF TAX RETURNS. The Sellers shall cause to be prepared and timely filed all Tax Returns of the Sold Subsidiary and the Spanish Subsidiary for any taxable period ending on or before the Closing Date. The Sellers shall timely pay all Taxes shown as due and payable on such Tax Returns. Buyer shall cause to be prepared and timely filed all other Tax Returns of the Sold Subsidiary and the Spanish Subsidiary and shall timely pay all Taxes shown to be due and payable on such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past tax practices, except as otherwise required by law. To the extent that a party makes a payment of Taxes in connection with the filing of a Tax Return, which Taxes are the responsibility of the other party pursuant to this Section 9.6, the party responsible for such Taxes shall promptly pay the amount owed to the other party.

                  9.7 BULK SALES LAWS. Buyer acknowledges that the Sellers will not comply with the provisions of any applicable bulk sales or transfer Laws (or similar Laws) of any jurisdiction in connection with the transactions contemplated by this Agreement and the parties hereby waive compliance with the provisions of such bulk sales or transfer Laws.

                  9.8 NON-SOLICITATION OF EMPLOYEES

                  (a) The parties hereto agree that for a period of five (5) years from the date of this Agreement, (i) Buyer and its affiliates will not intentionally solicit, entice away or otherwise encourage employees or officers of any Seller or its affiliates, and (ii) each Seller and its affiliates will not intentionally solicit, entice away or otherwise encourage employees or officers of Buyer or its affiliates.

                  (b) The provisions of this Section 9.8 shall be binding on all successors, transferees, assigns and acquirers of the applicable tangible and intangible assets or stock of Buyer, the Sellers, the Sold Subsidiary and the Spanish Subsidiary.

                  9.9 SPANISH SUBSIDIARY ENVIRONMENTAL REMEDIATION. Buyer agrees that it shall use all commercially reasonable efforts to assist the Sellers in obtaining all receivables of the Spanish Subsidiary with respect to the environmental remediation described on SCHEDULE 1.1(b). The Sellers shall bear all of Buyer's out of pocket costs and expenses reasonably incurred in connection with providing such assistance.


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

                                   ARTICLE X.
                                  MISCELLANEOUS

                  10.1 TERMINATION

                  (a) This Agreement may be terminated at any time prior to
         Closing:

                           (i) By mutual written consent of Buyer and the
                  Sellers;

                           (ii) By Buyer or the Sellers if the Closing shall not
                  have occurred on or before August 31, 2001; PROVIDED HOWEVER, that this provision shall not be available to Buyer if the Sellers have the right to terminate this Agreement under
                  Section 10.1(a)(iv) hereof, and this provision shall not be available to the Sellers if Buyer has the right to terminate this Agreement under Section 10.1(a)(iii) hereof;

                           (iii) By Buyer if there is a material breach of any
                  representation or warranty of the Sellers set forth in Article IV hereof or any covenant or agreement to be complied with or performed by the Sellers pursuant to the terms of this Agreement, or the occurrence of any event which results or would result in the failure of a condition set forth in
                  Article VIII to be satisfied on or prior to the Closing Date; PROVIDED, HOWEVER, that Buyer may not terminate this Agreement prior to the Closing if the Sellers have not had an adequate opportunity to cure such failure; or

                           (iv) By the Sellers if there is a material breach of
                  any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; PROVIDED, HOWEVER, that the Sellers may not terminate this Agreement prior to the Closing Date if Buyer has not had an adequate opportunity to cure such failure.

                  (b) In the event of termination of this Agreement, no party hereto shall have any Liability under this Agreement to any other party hereto, except for any willful breach of this Agreement occurring prior to the termination of this Agreement. Upon any such termination, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same. The provisions of the Confidentiality Agreement shall continue in full force and effect notwithstanding any termination of this Agreement or any provision hereof to the contrary.

                  10.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties, except that Buyer shall be entitled to assign its rights and delegate its duties under this Agreement to any wholly owned subsidiary of Buyer, so long as such assignee agrees in writing to be bound by the terms and conditions hereof, on a joint and several basis with Buyer, such written agreement to be in form and substance reasonably satisfactory to the Sellers. No such assignment shall relieve


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Buyer of any of its Liabilities under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

                  10.3 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered; (b) when transmitted if transmitted by telecopy, electronic or digital transmission; (c) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service; and (d) upon receipt, if sent by certified or registered mail, return receipt requested. In each case any such notice, request, demand or other communication shall be sent to:

                  If to the Sellers, to:

                           Dayco Products, LLC
                           c/o Mark IV Industries, Inc.
                           One Towne Centre
                           501 John James Audubon Parkway
                           Amherst, New York  14226-0810
                           Attention:  William P. Montague, President
                           Facsimile:  (716) 689-6098

                  with a copy to:

                           Latham & Watkins
                           885 Third Avenue
                           New York, New York  10022
                           Attention:  R. Ronald Hopkinson, Esq.
                           Facsimile:  (212) 906-1840

                  If to Buyer, to:

                           Carlisle Companies Incorporated
                           15800 John J. Delaney Drive, Suite 350
                           Charlotte, North Carolina  28277
                           Attention:  Richmond D. McKinnish
                           Facsimile:  President and Chief Executive Officer
                  with a copy to:

                           Carlisle Companies Incorporated
                           250 South Clinton Street, Suite 201
                           Syracuse, New York  13202-1258
                           Attention:  Vice President, Secretary and
                                       General Counsel
                           Facsimile:  315-474-2008

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

                  10.4 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS OF NEW YORK LAW).

                  10.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement (together with all Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  10.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding upon the parties hereto.

                  10.7 EXPENSES. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses in connection with, arising out of or incident to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including without limitation any action taken by such party in preparation for carrying this Agreement into effect. Without limiting the foregoing, Buyer shall pay all costs relating to the HSR Filing; PROVIDED that if this Agreement shall terminate pursuant to Section 10.1(a)(i), (ii) or (iii) hereof, Seller shall pay 50% of such costs.

                  10.8 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  10.9 TITLES; GENDER. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

                  10.10 PUBLICITY. Neither Buyer nor the Sellers shall, without the prior written consent of the other party, issue any press release or make any public statement regarding the transactions contemplated hereby except as may be required by law; PROVIDED, HOWEVER, that the parties may jointly issue or make an appropriate and mutually acceptable press release or public announcement following each of (a) the execution and delivery of this Agreement and (b) the Closing.

                  10.11 EXHIBITS AND SCHEDULES; CONSTRUCTION OF CERTAIN PROVISIONS. The Exhibits and Schedules referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in their entirety herein. Each disclosure in the Disclosure Schedule shall be deemed to qualify all representations and warranties of the Sellers, notwithstanding the lack of a specific cross-reference, except to the extent that its applicability to a particular representation, warranty, agreement or condition is not reasonably apparent from the disclosure thereof. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Exhibits or Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in an Exhibit or a Schedule is or is not material for purposes of this Agreement.

                  10.12 CUMULATIVE REMEDIES. Subject to Section 9.5(d) hereof, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.


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

                  10.13 SERVICE OF PROCESS, CONSENT TO JURISDICTION.

                  (a) Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under New York law.

                  (b) Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the any New York state court of federal court sitting in the Borough of Manhattan, New York; (ii) consents to the exclusive jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection to the laying of venue of any such suit, action or proceeding in any such court.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                   THE SELLERS:

                                   DAYCO PRODUCTS LLC

                                   By:      MARK IV INDUSTRIES, INC.,
                                            its sole member


                                    By:  /s/  RICHARD GRENOLDS
                                       -----------------------------------------
                                          Name: Richard Grenolds
                                          Title:   Vice President


                                   MARK IV INDUSTRIES, INC.


                                    By:  /s/  RICHARD GRENOLDS
                                       -----------------------------------------
                                          Name: Richard Grenolds
                                          Title:   Vice President


                                   DAYCO PACIFIC PTY LTD.


                                    By:  /s/  WILLIAM P. MONTAGUE
                                       ----------------------------------------
                                          Name: William P. Montague
                                          Title:   Director


                                   MARK IV LUXEMBOURG S.A.R.L.


                                    By:  /s/  WILLIAM P. MONTAGUE
                                       ----------------------------------------
                                          Name: William P. Montague
                                          Title:   Director


                                   MARK IV INDUSTRIES CANADA CORP.


                                    By:  /s/  RICHARD GRENOLDS
                                       -----------------------------------------
                                          Name: Richard Grenolds
                                          Title:   Vice President

                                   DAYCO EUROPE LTD.


                                    By:  /s/  WILLIAM P. MONTAGUE
                                       ----------------------------------------
                                          Name: William P. Montague
                                          Title:   Director


                                   DAYCO DISTRIBUTING INC.


                                    By:  /s/  WILLIAM P. MONTAGUE
                                       ----------------------------------------
                                          Name: William P. Montague
                                          Title:   President


                                   DAYCO EUROPE S.A.R.L.


                                    By:  /s/  RICHARD GRENOLDS
                                       -----------------------------------------
                                          Name:  Richard Grenolds
                                          Title:   Authorized Signatory


                                   MARK IV AB


                                    By:  /s/  RICHARD GRENOLDS
                                       -----------------------------------------
                                          Name:  Richard Grenolds
                                          Title:   Authorized Signatory


                                   MARK IV INDUSTRIES GMBH


                                    By:  /s/  RICHARD GRENOLDS
                                       -----------------------------------------
                                          Name:  Richard Grenolds
                                          Title:   Authorized Signatory

                             BUYER:

                             CARLISLE COMPANIES INCORPORATED

                             By:  /s/  SCOTT C. SELBACH
                                  -----------------------------------------

                             Name:   SCOTT C. SELBACH
                                    ---------------------------------------

                             Title:  VICE PRESIDENT, CORPORATE DEVELOPMENT
                                     --------------------------------------